UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

K-V PHARMACEUTICAL COMPANY

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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May 7, 2010

Dear Stockholder:

I am pleased to invite you to the K-V Pharmaceutical Company 2009 Annual Meeting of Stockholders. The meeting will be held on Thursday, June 10, 2010, at 9:00 A.M., Central Daylight Savings Time, at the Renaissance St. Louis Airport Hotel, 9801 Natural Bridge Road, St. Louis, Missouri 63134.

Enclosed are a notice of matters to be voted on at the meeting, our proxy statement, a proxy card and a copy of our Annual Report on Form 10-K for the fiscal year ended March 31, 2009.

Whether or not you plan to attend, please mark, sign, date and return the accompanying proxy card promptly or use the Internet or telephone voting methods as described on the proxy card so that your shares may be represented and voted. A return addressed envelope is enclosed for your convenience. If, after providing us your proxy, you desire to revoke your proxy for any reason, you may do so at any time before it is exercised, as explained in the proxy statement.

If you plan to attend, please bring the admission ticket attached to your proxy card and photo identification. If your shares are held in the name of a broker or other nominee, please bring with you a letter (and a legal proxy if you wish to vote your shares) from the broker or nominee confirming your ownership as of the record date.

Sincerely yours,

Terry B. Hatfield

Chairman of the Board of Directors, K-V Pharmaceutical Company

K-V PHARMACEUTICAL COMPANY

One Corporate Woods Drive

Bridgeton, Missouri 63044

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 10, 2010

Bridgeton, Missouri

May 7, 2010

The 2009 Annual Meeting of Stockholders (the “2009 Annual Meeting”) of K-V Pharmaceutical Company (“we,” “our,” “us,” “our company” or “KV”) will be held on Thursday, June 10, 2010, at 9:00 A.M., Central Daylight Savings Time, at the Renaissance St. Louis Airport Hotel, 9801 Natural Bridge Road, St. Louis, Missouri 63134, for the following purposes:

1.	To elect seven directors, to hold office until the next Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified;

2.	To ratify the selection of KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending March 31, 2011; and

3.	To transact such other business as may properly come before the 2009 Annual Meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on April 26, 2010, are entitled to notice of and to vote at the 2009 Annual Meeting or at any adjournment or postponement thereof. Lists of all holders of Class A Common Stock and all holders of Class B Common Stock entitled to vote at the 2009 Annual Meeting, arranged in alphabetical order and showing the address of and number of shares registered in the name of each stockholder, will be open during ordinary business hours to the examination of any stockholder, for any purpose germane to the 2009 Annual Meeting, for 10 days prior to the date thereof, at our principal office at One Corporate Woods Drive, Bridgeton, Missouri 63044.

The 2009 Annual Meeting was delayed due to the time required to prepare and file our Annual Report on Form 10-K for the fiscal year ended March 31, 2009 (the “2009 Form 10-K”). Our 2009 Form 10-K was delayed due to the time required to (1) complete the internal investigation conducted by the Audit Committee of our Board of Directors with respect to a range of specific allegations involving, among other items, U.S. Food and Drug Administration (the “FDA”) regulatory and other compliance matters and management misconduct, (2) resolve certain matters with a potential financial reporting impact resulting from such investigation and (3) evaluate the financial statement implications of the provisions of the consent decree we entered into with the FDA on March 2, 2009 and of the previously disclosed actions to recall all of the drug products we manufactured, suspend manufacturing and shipment of our products, substantially reduce our workforce and realign our cost and organizational structure.

A copy of the 2009 Form 10-K is enclosed.

By Order of the Board of Directors

Janice C. Forsyth,

Secretary

Whether or not you plan to attend the 2009 Annual Meeting, please mark, sign, date and return the accompanying proxy card promptly or use the Internet or telephone voting methods as described on the proxy card so that your shares may be represented and voted at the 2009 Annual Meeting. A return addressed envelope is enclosed for your convenience.

K-V PHARMACEUTICAL COMPANY

One Corporate Woods Drive

Bridgeton, Missouri 63044

PROXY STATEMENT

ANNUAL MEETING

The Board of Directors (the “Board of Directors”) of K-V Pharmaceutical Company (“we,” “our,” “us,” “our company” or “KV”) is soliciting proxies for use at the 2009 Annual Meeting of Stockholders to be held on June 10, 2010, or any adjournment or postponement thereof (the “2009 Annual Meeting”). Solicitation will be made primarily by mail. Whether or not you expect to attend the meeting in person, please specify your choice by marking and returning your executed proxy card in the enclosed envelope or using the Internet or telephone voting methods as described on the proxy card, and the shares represented will be voted in accordance with your wishes. This proxy statement and form of proxy were first mailed to stockholders on or about May 12, 2010.

Unless otherwise noted, when we refer to a specific fiscal year in this proxy statement, we are referring to our fiscal year that ended on March 31 of that year. (For example, fiscal year 2009 refers to the fiscal year ended March 31, 2009.)

Delay of the 2009 Annual Meeting

The 2009 Annual Meeting was delayed due to the time required to prepare and file our Annual Report on Form 10-K for the fiscal year ended March 31, 2009 (the “2009 Form 10-K”). Our 2009 Form 10-K was delayed due to the time required to (1) complete the internal investigation conducted by the Audit Committee (the “Audit Committee”) of our Board of Directors with respect to a range of specific allegations involving, among other items, U.S. Food and Drug Administration (the “FDA”) regulatory and other compliance matters and management misconduct, (2) resolve certain matters with a potential financial reporting impact resulting from such investigation and (3) evaluate the financial statement implications of the provisions of the consent decree we entered into with the FDA on March 2, 2009 and of the previously disclosed actions to recall all of the drug products we manufactured, suspend manufacturing and shipment of our products, substantially reduce our workforce and realign our cost and organizational structure.

Revocation of Proxy

If, after providing us your proxy, you desire to revoke your proxy for any reason, you may do so at any time before it is exercised by (1) notifying the Secretary of our company in writing, (2) delivering a later dated proxy or (3) voting in person at the 2009 Annual Meeting. If you own your shares through a brokerage, bank or other institutional account, you may only vote your shares at the meeting if you first obtain a proxy from that entity and bring it with you to hand in with your ballot. Additional information regarding how you may revoke your proxy is set forth under the heading “How to Vote” below.

Record Date

Stockholders of record at the close of business on April 26, 2010 (the “Record Date”) will be entitled to notice of and to vote at the 2009 Annual Meeting.

Actions to be Taken under the Proxy

Unless otherwise directed by the giver of the proxy, the persons named in the enclosed form of proxy, Janice C. Forsyth and Stephen A. Stamp, or the one of them who acts, will vote:

1.	FOR the election of Jean M. Bellin, Kevin S. Carlie, Terry B. Hatfield, David S. Hermelin, Jonathon E. Killmer, John Sampson and Norman D. Schellenger as the directors of our company, to hold office until the next Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified;

2.	FOR the ratification of the selection of KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending March 31, 2011; and

3.	In their discretion on the transaction of such other business as may properly come before the 2009 Annual Meeting or any adjournment or postponement thereof.

Each of Jean M. Bellin, Kevin S. Carlie, Terry B. Hatfield, David S. Hermelin, Jonathon E. Killmer, John Sampson and Norman D. Schellenger are presently directors. Should any nominee become unavailable or decline to serve for any reason, we expect that the persons named in the proxy will vote for the election of another person as may be designated by the Board of Directors. The Board of Directors is not aware of any circumstances likely to cause any nominee to be unavailable for election or to decline to serve.

Voting and Solicitation

On the Record Date, there were 37,753,266 shares of Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), outstanding and 12,112,285 shares of Class B Common Stock, par value $0.01 per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), outstanding, which constitute all of our outstanding voting shares. Each share of Class A Common Stock is entitled to one-twentieth of one vote (for a total of 1,886,833 votes if all outstanding shares of Class A Common Stock are voted), and each share of Class B Common Stock is entitled to one vote on all matters to come before the 2009 Annual Meeting. There are no cumulative voting rights for holders of Class A Common Stock or Class B Common Stock.

The presence, in person or by proxy, of the holders of a majority of the stock issued and outstanding and entitled to vote at the 2009 Annual Meeting is necessary to constitute a quorum at the 2009 Annual Meeting. If, however, such quorum is not present at the 2009 Annual Meeting, the stockholders entitled to vote thereat, present in person or by proxy, will have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Under applicable state law and the provisions of our Certificate of Incorporation, as amended, and By-Laws, as amended: (1) the vote required for the election of a director is a plurality of the votes of the issued and outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class, present in person or represented by proxy at the 2009 Annual Meeting cast on the election of directors, and (2) the vote required for the ratification of the selection of KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending March 31, 2011 and all other matters that may come before the 2009 Annual Meeting is the affirmative vote of a majority of the aggregate voting power of the shares of Class A Common Stock and Class B Common Stock, voting together as a single class, present in person or represented by proxy at a meeting of stockholders and entitled to vote on the matter.

If you hold your shares through a bank, broker or other institution and you do not provide your voting instructions to them at least 10 days before the 2009 Annual Meeting, that firm has the discretion to vote your shares on matters that the New York Stock Exchange (the “NYSE”) has determined are routine. Routine items include the ratification of the selection of the independent registered public accounting firm. The bank, broker or other institution that holds your shares cannot vote your shares on non-routine matters, such as the election of directors. A “broker non-vote” occurs on an item when a bank, broker or other institution is not permitted to vote without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the nominee with such instructions.

Based on the above:

•

With respect to the election of directors, because the seven nominees that receive the most votes will be elected, proxies that are marked “WITHHOLD AUTHORITY” will have no effect on the election of directors. In addition, shares not represented at the meeting will not affect the election of directors.

•

With respect to all other matters, proxies that are marked “ABSTAIN” will be counted as shares present and entitled to vote and will have the same effect as a vote against any such matter. Shares not represented at the meeting will not affect the outcome as to any such matter. Broker non-votes will not be treated as shares entitled to vote on any such matter and, therefore, will have no effect on the outcome of such votes.

Votes will be counted by a duly appointed inspector of election, whose responsibilities are to ascertain the number of shares outstanding and the voting power of each, determine the number of shares represented at the meeting and the validity of proxies and ballots, count all votes and report the results to us.

This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors. Original solicitation of proxies by mail may be supplemented by telephone or personal solicitation by directors, officers, or other regular employees of our company. No additional compensation will be paid to directors, officers or other regular employees for their services. We will bear the entire cost of solicitation of proxies and the preparation, assembly, printing and mailing of this proxy statement, the Notice of the Annual Meeting, the enclosed proxy card, the 2009 Form 10-K and any additional information furnished to stockholders.

Copies of solicitation materials will also be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our Common Stock beneficially owned by others to forward to such beneficial owners. We intend to reimburse persons representing beneficial owners of our Common Stock for their costs of forwarding solicitation materials to the beneficial owners.

How to Vote

Even if you plan to attend the 2009 Annual Meeting, you are encouraged to vote by proxy. You may vote by proxy in one of the following ways:

•	via the Internet at the address listed on the enclosed proxy card;

•	by telephone using the toll-free number listed on the enclosed proxy card and following the recorded instructions; or

•	by returning the enclosed proxy card (signed and dated) in the envelope provided.

If you vote via the Internet or by telephone, your electronic vote authorizes the proxy holders in the same manner as if you signed, dated and returned your proxy card. If you vote via the Internet or by telephone, do not return your proxy card.

You may change your vote at any time before the proxy is exercised. If you voted by mail, you may revoke your proxy at any time before it is exercised by executing and delivering a timely and valid later-dated proxy, by voting by ballot at the 2009 Annual Meeting or by giving written notice of revocation to the Secretary of our company. If you voted via the Internet or by telephone, you may also change your vote with a timely and valid later Internet or telephone vote, or by voting by ballot at the 2009 Annual Meeting. Attendance at the 2009 Annual Meeting will not have the effect of revoking a proxy, unless you give proper written notice of revocation to the Secretary of our company before the proxy is exercised or you vote by written ballot at the 2009 Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the 2009 Annual Meeting to be Held on June 10, 2010:

•	The proxy statement and the 2009 Form 10-K are available at https://materials.proxyvote.com/482740.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Under regulations of the Securities and Exchange Commission (the “SEC”), persons who have power directly or indirectly to vote or to dispose of our shares of Common Stock, either alone or jointly with others, are deemed to be beneficial owners of those shares. The following table sets forth information as of April 26, 2010, the Record Date, with respect to each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our Common Stock, in addition to those holders listed under “Security Ownership of Management.”

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class A	Percent of Class B
Class A Common Stock	FMR LLC (1) 82 Devonshire Street Boston, MA 02109	4,109,050	10.89%	—

Class A Common Stock	Royce & Associates, LLC (2) 1414 Avenue of the Americas New York, NY 10019	3,463,823	9.18%	—

Class B Common Stock	Parkside Financial Bank & Trust (3) 8112 Maryland Avenue, Suite 101 Clayton, MO 63105	2,234,145	—	18.45%

Class B Common Stock	Thomas R. Corbett (4) One US Bank Plaza St. Louis, MO 63101	881,780	—	7.28%

(1)	As reflected on the Schedule 13G/A filed with the SEC on February 16, 2010 by FMR LLC and Edward C. Johnson 3d. As more fully described on the Schedule 13G/A, Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 4,109,050 shares of Class A Common Stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of such investment companies is more fully described on the Schedule 13G/A. Edward C. Johnson 3d and FMR LLC each reported no sole voting power; no shared voting power; sole dispositive power of 4,109,050 shares of Class A Common Stock; and no shared dispositive power.
(2)	As reflected on the Schedule 13G filed with the SEC on January 26, 2009 by Royce & Associates, LLC, which reported sole voting power of 3,463,823 shares of Class A Common Stock; no shared voting power; sole dispositive power of 3,463,823 shares of Class A Common Stock; and no shared dispositive power.
(3)	As reflected on the Schedule 13G filed with the SEC on February 12, 2010 by Parkside Financial Bank & Trust. As more fully described on a Form 4 filed with the SEC on March 27, 2009 by Parkside Financial Bank & Trust, Parkside Financial Bank & Trust is the successor trustee pursuant to a Trust Agreement dated 12/22/1973 for the benefit of Anne S. Kirschner and on behalf of Anne S. Kirschner individually.
(4)	As reflected on the Schedule 13D filed with the SEC on August 5, 2009 by Mr. Corbett, as amended by the Schedule 13D/A dated September 2, 2009 and filed with the SEC on September 2, 2009 and the Schedule 13D/A dated December 10, 2009 and filed with the SEC on December 15, 2009, as more fully described on the Schedule 13D, as amended. Consists of (i) 215,115 shares of Class B Common Stock over which Mr. Corbett has sole voting and dispositive power as trustee of the Victor M. Hermelin Trust FBO Marc S. Hermelin, dated June 2, 1971 and the Victor M. Hermelin Trust FBO Arnold L. Hermelin, dated June 2, 1971 and (ii) 666,665 shares of Class B Common Stock over which Mr. Corbett has sole voting and dispositive power as trustee of the Yosef Trust, dated January 1, 1997. Mr. Corbett has no pecuniary interest in any of the shares of Class B Common Stock described in this footnote (4) and disclaims beneficial ownership of all such shares.

SECURITY OWNERSHIP OF MANAGEMENT

The following table shows, as of the Record Date, the beneficial ownership of (1) each of the executive officers named in the Summary Compensation Table, (2) each present director of our company and (3) all directors and executive officers as a group of all of our shares of Class A Common Stock and Class B Common Stock. Unless otherwise noted, voting and dispositive power relating to the shares described below is exercised solely by the listed beneficial owner. The individuals named have furnished this information to us.

Name of Beneficial Owner	Amount of Beneficial Ownership- Class A Stock (a)		Percent of Class A (b)	Amount of Beneficial Ownership- Class B Stock (a)		Percent of Class B (b)
Jean M. Bellin	19,300		**	—		—
Kevin S. Carlie	25,900		**	13,500	(c)	**
Terry B. Hatfield	19,300		**	—		—
Shares beneficially attributed to David S. Hermelin pursuant to a trust:
Lawrence Brody, Marc S. Hermelin and David S. Hermelin, Trustees One Metropolitan Square St. Louis, MO 63101	1,447,535	(d)	3.69%	2,136,555	(d)	17.62%
David S. Hermelin, individually owned	30,375		**	52,875		**
Total shares attributable to David S. Hermelin	1,477,910		3.77%	2,189,430		18.05%
Shares beneficially attributed to Marc S. Hermelin pursuant to trusts:
Lawrence Brody, Arnold L. Hermelin and Marc S. Hermelin, Trustees One Metropolitan Square St. Louis, MO 63101	1,000,312	(e)	2.55%	2,246,209	(e)	18.52%
Lawrence Brody, Marc S. Hermelin and David S. Hermelin, Trustees One Metropolitan Square St. Louis, MO 63101	1,447,535	(d)	3.69%	2,136,555	(d)	17.62%
Marc S. Hermelin, individually owned	372,842	(f)	**	1,934,401	(f)	15.95%
Total shares attributable to Marc S. Hermelin	2,820,689		7.19%	6,317,165		52.09%
Ronald J. Kanterman	3,100		**	—		—
Jonathon E. Killmer	17,800		**	5,500		**
John Sampson	—		—	—		—
Norman D. Schellenger	19,300		**	—		—
David A. Van Vliet	117,495		**	—		—
Michael S. Anderson	149,932		**	—		—
Gregory J. Divis, Jr.	37,331		**	—		—
Richard H. Chibnall	4,350		**	—		—
Gregory S. Bentley	—		—	—		—
All directors and executive officers as a group (18 individuals)	3,312,204	(g)	8.45%	6,389,040	(g)	52.68%

**	Less than one percent

(a)	Includes the following shares that were not owned by the persons listed but which could be purchased from us under options exercisable currently or within 60 days after the Record Date.

	Shares of Class A Common Stock	Shares of Class B Common Stock
Jean M. Bellin	19,300	—
Kevin S. Carlie	25,900	—
Terry B. Hatfield	19,300	—
David S. Hermelin	15,000	—
Marc S. Hermelin	15,000	—
Ronald J. Kanterman	—	—
Jonathon E. Killmer	16,800	5,500
John Sampson	—	—
Norman D. Schellenger	19,300	—
David A. Van Vliet	115,995	—
Michael S. Anderson	101,832	—
Gregory J. Divis, Jr.	36,106	—
Richard H. Chibnall	—	—
Gregory S. Bentley	—	—

(b)	In determining the percentages of shares deemed beneficially owned by each director and executive officer listed herein, the exercise of all options held by each person that are currently exercisable or will become exercisable within 60 days after the Record Date is assumed.
(c)	These shares are held as security for a loan.
(d)	These shares are held in two irrevocable trusts created by another party, the beneficiaries of which are Marc S. Hermelin (as to 956,036 shares of Class A Common Stock and 1,771,293 shares of Class B Common Stock) and Minnette Hermelin (deceased), the mother of Marc S. Hermelin (as to 491,499 shares of Class A Common Stock and 365,262 shares of Class B Common Stock).
(e)	These shares are held in an irrevocable trust created by another party, the beneficiary of which is Arnold L. Hermelin.
(f)	These shares include 15,000 options of Class A Common Stock, which vest in four quarterly installments beginning on March 31, 2009.
(g)	All of such shares are owned, or represented by shares purchasable as set forth in footnote (a). In determining the percentage of shares deemed beneficially owned by all directors and executive officers as a group, the exercise of all options held by each person which currently are exercisable or are exercisable within 60 days after the Record Date, is assumed. For such purposes, 39,236,612 shares of Class A Common Stock and 12,127,285 shares of Class B Common Stock are assumed to be outstanding.

In addition to the 37,753,266 shares of Class A Common Stock outstanding as of the Record Date, 40,000 shares of the 7% Preferred Stock were issued and outstanding. Each share of 7% Preferred Stock is convertible into Class A Common Stock at a ratio of 8.4375 shares of Class A Common Stock for each share of 7% Preferred Stock. Other than as required by law, holders of 7% Preferred Stock have no voting rights. If all shares of the 7% Preferred Stock were converted, the aggregate voting power thereof would be equivalent to the voting power of 16,875 shares of Class B Common Stock.

In addition, all holders of Class B Common Stock have the right, at any time, to convert their Class B Common Stock into Class A Common Stock on a share-for-share basis. If all shares of Preferred Stock and all shares of Class B Common Stock were converted into Class A Common Stock, 50,186,445 shares of Class A Common Stock would be outstanding, and each person included in the previous table would hold the number of shares of Class A Common Stock equal to the number of shares of Class B Common Stock listed in the table plus the number of shares of Class A Common Stock listed in the table, which includes options exercisable by all directors and executive officers currently or within 60 days after the Record Date.

In addition, we issued $200 million principal amount of Convertible Subordinated Notes which mature in 2033 (“the Notes”) that are convertible, under certain circumstances, into shares of our Class A Common Stock at a conversion price of $23.01 per share, subject to possible adjustment. At the current conversion price, the Notes are convertible into 8,691,880 shares of Class A Common Stock.

PROPOSAL 1—ELECTION OF SEVEN DIRECTORS

Information concerning Nominees

Our Certificate of Incorporation, as amended, provides for the election of the entire Board of Directors at each annual meeting. Directors are elected for one-year terms or until their successors are duly elected and qualified. The terms of the current directors expire at the 2009 Annual Meeting upon the election and qualification of their successors.

Our By-Laws, as amended, specify that the number of directors shall be determined by the Board of Directors from time to time. Our By-Laws also provide that an increase in the number of directors to a number which is in excess of eight requires unanimous approval by the Board of Directors. The number of directors constituting the Board of Directors currently is fixed at eight directors and there are currently no vacancies on the Board of Directors. However, the Board of Directors has approved a decrease in the number of directors constituting the Board of Directors from eight to seven, effective at the 2009 Annual Meeting.

The Board of Directors has nominated Jean M. Bellin, Kevin S. Carlie, Terry B. Hatfield, David S. Hermelin, Jonathon E. Killmer, John Sampson and Norman D. Schellenger for a term expiring at the next Annual Meeting of our stockholders or until their respective successors have been duly elected and qualified. All nominees are currently serving as directors. It is the intention of the persons named as proxyholders, unless otherwise directed, to vote for the election of each of these nominees.

The following table lists, for each of the nominees for director, each such person’s principal occupation for at least the past five years, each person’s present position with our company, the year in which each was first elected as a director (each serving continuously since first elected or appointed), each person’s age (as of the Record Date) and each person’s directorships with other companies whose securities are registered with the SEC.

Name	Age	Service as a Director Since	Occupation, Position with Company; Other Directorships
Jean M. Bellin	60	2003	President of Metagenics, Inc., a life sciences company that develops, manufactures and markets science-based medical foods and nutraceuticals, since September 2006; CEO of Mountain View Pharmaceuticals, Inc., a biopharmaceutical company focused on the development of long-acting therapeutic proteins, from 2004 to 2005; Vice President of Osteohealth Company and Luitpold Animal Health from 2003 to 2004; CEO and Director of New Medical Concepts from 1997 to 2001.

Kevin S. Carlie	55	2001	Member or Partner since 1984 in the Certified Public Accounting Firm of Stone Carlie & Company, LLC, and its predecessors.

Terry B. Hatfield	62	2004	Chairman of our company since December 2008; President of ZeaVision, a nutraceutical company with a focus on eye health, since 2003; Consultant for merger and acquisition transactions from 2001 to 2003.

David S. Hermelin (a)	43	2004	Vice President of Corporate Strategy and Operations Analysis of our company from 2002 to December 2008; Vice President of Corporate Planning and Administration of our company from 1995 to 2002; Manager of Strategic Planning and Administration of our company from 1993 to 1995; Manager of Business Development of our company from 1990 to 1993.

Name	Age	Service as a Director Since	Occupation, Position with Company; Other Directorships

Jonathon E. Killmer	68	2006	Chairman of Blue Plus, a Minnesota domiciled HMO, since 2006; retired in 2002 as Chief Operating Officer from Hypercom Corporation, an electronic payment products and services company; Consultant of Hypercom Corporation from 2002 to 2004.

John Sampson	60	2010	Retired since January 2008; Vice President and General Manager of European Operations of YourEncore Inc. (in part-time capacity) from March 2008 to December 2008; Vice President and General Manager of the Pharmaceuticals Division of 3M from 2005 to 2007; Vice President and General Manager of the Drug Delivery Systems Division of 3M from 2001 to 2005.

Norman D. Schellenger	78	1998	Director, ProEthics Pharmaceuticals, Inc. since 2004; retired from 1997 to 2004; Vice President of Sales and Marketing of UCB Pharma from 1995 to 1996; President of Whitby Pharmaceuticals from 1992 to 1994.

(a)	David S. Hermelin is the son of Marc S. Hermelin. On October 2, 2009, the U.S. Equal Employment Opportunity Commission sent us a Notice of Charge of Discrimination regarding a charge, dated September 23, 2009, of employment discrimination based on religion (in connection with the termination of his employment with us) filed against us by Mr. D. Hermelin. On January 29, 2010, we filed our response to the Notice of Charge of Discrimination, which stated our position that Mr. D. Hermelin’s termination had nothing to do with religious discrimination and that his claim should be dismissed.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH OF

THE NOMINEES FOR DIRECTOR NAMED ABOVE.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

Determination of Director Independence

Under the rules of the New York Stock Exchange (the “NYSE”), a director of our company only qualifies as “independent” (1) if our Board of Directors affirmatively determines that the director has no material relationship with our company (either directly or as a partner, shareholder or officer of an organization that has a relationship with our company) and (2) as long as such director otherwise meets the requirements for independence set forth in Section 303A.02 of the NYSE’s Listed Company Manual. Our Board of Directors has established guidelines to assist it in determining whether a director has a material relationship with our company. Under these guidelines, a director is considered to be independent if he or she meets the criteria for independence set forth on Exhibit A of our Corporate Governance Guidelines and as required by the Sarbanes-Oxley Act of 2002, the SEC and the NYSE. A copy of our Corporate Governance Guidelines (including Exhibit A) is available through our Internet website (http://www.kvpharmaceutical.com) and can be obtained free of charge by written request to the attention of the Secretary at One Corporate Woods Drive, Bridgeton, Missouri 63044 or by telephone at (314) 645-6600.

Our Board of Directors has determined that Messrs. Bellin, Carlie, Hatfield, Killmer, Sampson and Schellenger are “independent” as determined under our Corporate Governance Guidelines and Section 303A.02 of the NYSE’s Listed Company Manual.

Meetings of the Board of Directors

The business and affairs of our company are overseen by our Board of Directors, which currently consists of eight members. (As described above, the Board of Directors has decreased the number of directors constituting the Board of Directors from eight to seven, effective at the 2009 Annual Meeting.)

During fiscal year ended March 31, 2009, the Board of Directors held 23 meetings, the Audit Committee held 40 meetings, the Compensation Committee held five meetings and the Nominating and Corporate Governance Committee held two meetings. During fiscal year 2009, each director attended no fewer than 75% of the aggregate of (1) the total number of meetings of the Board of Directors held during that portion of the 2009 fiscal year during which he was a director and (2) the meetings held during the period by all committees of the Board of Directors on which he served during that portion of the 2009 fiscal year.

We encourage each director to attend the annual meetings of stockholders. All directors were present at our 2008 Annual Meeting of Stockholders.

Presiding Director for Executive Sessions

Our Board of Directors does not include any management directors at this time. In connection with its regular meetings, the Board of Directors periodically meets in executive session without any members of management present. These executive sessions occur not less than twice per year. The Chairman of the Board, a non-management director, is the presiding director at all such executive sessions. To the extent that a member of management joins the Board of Directors in the future, we will schedule at least two executive sessions of our non-management directors annually in conjunction with the regularly scheduled in-person meetings of the Board of Directors and the presiding director at such meetings will be the Chairman of the Board.

Committees of the Board of Directors; Corporate Governance

The Board of Directors currently has three standing committees, namely the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of these committees is comprised solely of independent directors in accordance with the NYSE listing standards. A copy of each committee charter is available through our Internet website (http://www.kvpharmaceutical.com) and can be obtained free of charge by written request to the attention of the Secretary at One Corporate Woods Drive, Bridgeton, Missouri 63044 or by telephone at (314) 645-6600.

Audit Committee

Structure and Responsibilities. We have a standing Audit Committee of the Board of Directors consisting of Kevin S. Carlie, CPA (Chairman), Jonathon E. Killmer and Terry B. Hatfield. No other individuals served on the Audit Committee during fiscal year 2009. The Board of Directors adopted the Audit Committee’s written charter. The Board of Directors has determined that each member of the Audit Committee meets the standards of independence required by our Corporate Governance Guidelines and the NYSE, as well as the independence requirements for audit committee members under Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the Board of Directors has determined that each member is financially literate and possesses sufficient accounting or related financial management expertise within the meaning of the listing standards of the NYSE and that each of Messrs. Carlie and Killmer qualifies as an “audit committee financial expert” under the definition set forth in Item 407(d)(5) of Regulation S-K. The Audit Committee annually appoints our independent registered public accounting firm, reviews with the independent registered public accounting firm a plan and scope of the audit and audit fees, meets periodically with representatives of the independent registered public accounting firm, the internal auditors, the Board of Directors and management to monitor the adequacy of reporting, internal controls and compliance with our policies, reviews its annual and interim consolidated financial statements and performs the other functions or duties provided in the Audit Committee Charter.

Compensation Committee

Structure and Responsibilities. The Compensation Committee currently consists of Jonathon E. Killmer (Chairman) and Norman D. Schellenger. No other individuals served on the Compensation Committee during fiscal year 2009. The Board of Directors has determined that Messrs. Killmer and Schellenger meet the standards of independence required by our Corporate Governance Guidelines and the NYSE. The Compensation Committee’s responsibilities include: (1) reviewing our compensation policy, (2) reviewing and evaluating the competitiveness of the total compensation of our executive officers, (3) determining and approving the Interim Chief Executive Officer’s compensation based on an evaluation of the Interim Chief Executive Officer’s performance and our performance, and (4) approving and administering our compensation and equity-based incentive plans and authorizing grants or awards under these plans.

Certain of our stockholders approved amendments to our By-Laws in 2009 that require the issuance of any security that confers stockholder voting rights to be approved by the unanimous affirmative vote of the members of our Board of Directors. As a result, issuances of employee stock options, grants of restricted stock, and grants or issuances to employees of other rights to acquire our common stock must be approved unanimously by our Board of Directors. These approvals are in addition to the approval requirements of our Compensation Committee.

The Annual Compensation Process. In determining the appropriate aggregate and individual executive compensation levels for the performance year, the Compensation Committee considers quantitative and qualitative performance results, the overall need to attract, retain and incentivize the executive team, and the total cost of the compensation program to our company.

The Role of Executive Officers in Determining or Recommending Compensation. The Interim Chief Executive Officer works closely with the Chairman of the Compensation Committee and makes recommendations to the Compensation Committee with respect to the compensation for executive officers, other than the Interim Chief Executive Officer.

The Role of Compensation Consultants in Determining or Recommending Compensation. Pursuant to its charter, the Compensation Committee is authorized to retain compensation consultants, outside counsel and other advisors. During fiscal year 2009, the Compensation Committee retained Frederic W. Cook & Co., Inc. to act as its compensation consultant. The primary role of the compensation consultant has been to make recommendations to the Compensation Committee as to the compensation of the Interim Chief Executive

Officer, other executive officers and the Board of Directors, including preparing reports regarding compensation levels at comparable companies. The compensation consultant also makes suggestions regarding such matters as the appropriate mix of cash and equity compensation and the structure and features of equity awards, and the terms of new executive employment agreements. Although the Compensation Committee values the advice of its independent consultant, the Compensation Committee may, for various reasons, choose to take a different approach than that recommended by the consultant.

Nominating and Corporate Governance Committee

Structure and Responsibilities. The Nominating and Corporate Governance Committee currently consists of Terry B. Hatfield (Chairman) and Kevin S. Carlie. No other individuals served on the Nominating and Corporate Governance Committee during fiscal year 2009. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee meets the standards of independence required by our Corporate Governance Guidelines and the NYSE. The Nominating and Corporate Governance Committee is responsible for: (1) establishing standards for the functioning of the Board of Directors and evaluating the overall functioning and performance of the Board of Directors and its committees, (2) identifying and recommending individuals qualified to become directors and selecting, or recommending to the Board of Directors to select, the director nominees for the annual meetings of stockholders, (3) developing and overseeing our Corporate Governance Guidelines, (4) approving certain related party transactions, and (5) other matters of corporate governance.

Director Nomination. The Nominating and Corporate Governance Committee will accept for consideration stockholders’ nominations for directors if made in writing. The nominee’s written consent to the nomination and sufficient background information on the nominee must be included to enable the committee to make proper assessments as to the nominee’s qualifications. Nominations must be addressed to the Secretary of our company at One Corporate Woods Drive, Bridgeton, Missouri 63044. The Nominating and Corporate Governance Committee may also conduct its own search for potential candidates that may include candidates identified directly by a variety of means as deemed appropriate by the committee. Irrespective of how a candidate may be brought to the Nominating and Corporate Governance Committee’s attention, at the appropriate time, qualified candidates may be asked to conduct one or more personal interviews with appropriate directors. Chosen candidates are extended an invitation to join the Board of Directors and, if the candidate accepts, he or she is formally nominated for election by stockholders.

Corporate Governance Guidelines. The Board of Directors has adopted a set of Corporate Governance Guidelines establishing general principles with respect to, among other things, director qualifications and responsibility. These Corporate Governance Guidelines establish certain criteria, experience and skills requirements for potential candidates. There are no established term limits for service as a director of our company. In general, it is expected that each director will have the highest personal and professional ethics and integrity and be devoted to representing the interests of our company and its stockholders. In addition, it is expected that the Board of Directors as a whole will be composed of individuals with diverse experience in business and technology related to the business and strategic direction we may be interested in pursuing. A copy of the Corporate Governance Guidelines is available through our Internet website (http://www.kvpharmaceutical.com) and can be obtained free of charge by written request to the attention of the Secretary at One Corporate Woods Drive, Bridgeton, Missouri 63044 or by telephone at (314) 645-6600.

Standards of Business Ethics Policy

All of our directors, officers, managers and employees are required to comply with our Standards of Business Ethics Policy to ensure that our business is conducted in a legal and ethical manner. Our Standards of Business Ethics Policy covers all areas of professional conduct, including employment policies and practices, conflicts of interest and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of our business. Employees and directors are required to report any suspected violations of our Standards of Business Ethics Policy. Through the Audit Committee, we have procedures in place to receive, retain and treat complaints received regarding accounting, internal accounting control or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. A copy of our Standards of Business Ethics Policy is available through our Internet website (http://www.kvpharmaceutical.com) and can be obtained free of charge by written request to the attention of the Secretary at the address appearing on the first page of this proxy statement or by telephone at (314) 645-6600.

We also have established a Senior Executives Code of Ethics as a supplement to the Standards of Business Ethics Policy. The Senior Executives Code of Ethics applies to the Interim Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and any other officer serving in a finance, accounting, treasury, tax or investor relations role. The Senior Executives Code of Ethics requires each such officer to provide accurate and timely information related to our public disclosure requirements. A copy of our Senior Executives Code of Ethics is available through our Internet website (http://www.kvpharmaceutical.com) and can be obtained free of charge by written request to the attention of the Secretary at One Corporate Woods Drive, Bridgeton, Missouri 63044 or by telephone at (314) 645-6600.

Compensation of Directors

Director Compensation is designed to attract individuals who have the required background, experience and functional expertise to provide strategic direction and oversight to us. Only those directors who are not also employees of our company are compensated for their service as directors. With respect to such non-employee directors, the Compensation Committee of the Board of Directors recommends the appropriate levels of compensation to the Board of Directors, and the full Board of Directors approves the actual compensation to be paid to the non-employee directors.

On January 12, 2009, the Board of Directors adopted and approved a revised compensation plan for directors for calendar year 2009 (the “2009 Plan”). On December 22, 2009, the Board of Directors adopted and approved a revised compensation plan for directors for calendar year 2010 (the “2010 Plan”). The 2010 Plan will be reviewed annually thereafter.

Director Compensation Until December 31, 2008

Basic Retainer—From January 1, 2008 until September 30, 2008, the cash compensation component for non-employee directors consisted of a base retainer of $15,000 per year and the Chairman of the Audit Committee received an additional retainer of $5,000. Effective October 1, 2008, the base retainer for non-employee directors was increased to $35,000 per year, Audit Committee members received an additional retainer of $5,000 and the Chairman of the Audit Committee received an additional retainer of $15,000.

Meeting Fees—From January 1, 2008 until September 30, 2008, non-employee directors also received $1,000 per day for in-person meetings of the Board of Directors. Fees received for telephonic meetings and committee meetings were $500 (including committee meetings for the special committee (the “Special Committee”) appointed by the Board of Directors in response to the initiation of a series of putative class action stockholder lawsuits alleging violations of the federal securities laws by us and certain individuals, the initiation of lawsuits alleging violations under the Employee Retirement Income Security Act (ERISA), as well as the receipt by us of an informal inquiry from the SEC). Beginning on October 1, 2008, fees received per committee meeting (including the Special Committee), whether telephonic or attended in person, were increased to $1,600, the fee for in-person meetings of the Board of Directors was increased to $2,000 and fees for telephonic meetings were increased to $750. The total annual compensation received by the non-employee directors, therefore, was determined by the number of committee and Board meetings attended each year.

Expense Reimbursement—We also paid for the reasonable out-of-pocket expenses incurred by the non-employee directors for attendance at Board and committee meetings.

Stock Options—The stock option component of the director compensation program was designed to align the interest of the directors with those of our stockholders. As such, upon appointment as a director, each non-employee director was granted options to acquire 10,000 shares of Class A Common Stock. Subsequent grants for non-employee directors who were not members of the Compensation Committee were determined periodically by the Board of Directors, based on the recommendation of the Compensation Committee. Subsequent grants for members of the Compensation Committee were determined periodically by the Board of Directors. Such options were granted as non-qualified options under the K-V Pharmaceutical Company 2001 Incentive Stock Option Plan and generally vested ratably over five years. The shares acquired upon exercise are subject to a two-year forfeiture period, during which time they cannot be sold.

One-Time Stock Option Grant—On October 1, 2008, the Board of Directors granted each non-employee director an option to purchase 4,500 shares of our Class A Common Stock pursuant to the K-V Pharmaceutical Company 2001 Incentive Stock Option Plan at an exercise price equal to the closing price of the Class A Common Stock on the NYSE on that date. The non-incentive stock options, which have a 10 year life, vest in 25% increments on December 31, 2008, March 31, 2009, June 30, 2009, and September 30, 2009 and are exercisable upon vesting. In the event a director ceases to be a director within 12 months of a change of control, the options are exercisable immediately.

Director Compensation During Calendar Year 2009

Annual Retainers—The 2009 Plan provided that, instead of receiving a fee for each meeting, every director received an annual retainer in the amount of $116,000. The 2009 Plan also included additional annual retainers in the following amounts:

•	For the non-executive Chairman of the Board of Directors, $125,000;

•	For each member of the Audit Committee, $5,000, with an additional $15,000 for the Chairman of the Audit Committee;

•	For each of the Chairman of the Compensation Committee and the Chairman of the Nominating and Corporate Governance Committee, $5,000; and

•

For each member of the Special Committee, $55,000, with an additional $15,000 for the Chairman of the Special Committee. The annual retainer for each member of the Special Committee was reduced by fees received for service on this Special Committee prior to the adoption of the 2009 Plan.

Annual retainers were payable in equal quarterly installments. If a director attended fewer than 75% of meetings during the calendar year, the 2009 Plan provided that such director’s retainer would be reduced on a pro-rata basis and that excess amounts already received were required to be reimbursed to us. None of the directors attended fewer than 75% of meetings during the calendar year.

Meetings of Independent Directors—Independent directors received a fee in the amount of $2,000 for every meeting lasting more than one hour and $750 for every meeting lasting one hour or less. Such fees were not required to be pro-rated.

One-Time Stock Option Grant—On January 13, 2009, the Board of Directors granted each non-employee director an option to purchase 15,000 shares of our Class A Common Stock pursuant to the K-V Pharmaceutical Company 2001 Incentive Stock Option Plan at an exercise price equal to the closing price of the Class A Common Stock on the NYSE on that date. The non-incentive stock options, which have a 10 year life, vest in 25% increments on March 31, 2009, June 30, 2009, September 30, 2009 and December 31, 2009 and are exercisable upon vesting. In the event a director ceases to be a director within 12 months of a change of control, the options are exercisable immediately.

Total Director Compensation Paid During Fiscal Year 2009

The following table sets forth the annual compensation to non-employee directors for the fiscal year ended March 31, 2009:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)	Total ($)
Jean M. Bellin	78,116	—	18,216	96,332
Kevin S. Carlie	165,050	—	18,520	183,570
Terry B. Hatfield	174,522	—	17,084	191,606
David S. Hermelin	33,723	—	1,318	35,041
Marc S. Hermelin	33,723	—	1,318	35,041
Jonathon E. Killmer	145,090	—	12,754	157,844
Norman D. Schellenger	87,632	—	9,936	97,568

(1)	Option awards represent the compensation expense recognized for financial statement reporting purposes for the fiscal year ended March 31, 2009 in accordance with SFAS 123(R) for stock options granted in and prior to fiscal year 2009. SFAS 123(R) requires the measurement and recognition of compensation expense, based on estimated fair values, for all share-based compensation. Fair value is based on the Black-Scholes option pricing model using the fair value of the underlying shares at the measurement date. For additional discussion of the valuation assumptions used in determining stock-based compensation and the grant date fair value for stock options, see Note 19—“Stock-Based Compensation” of the Notes to the Consolidated Financial Statements included in the 2009 Form 10-K.

As of March 31, 2009, the following non-employee directors had the following outstanding unexercised options:

	Number of Securities Underlying Options (#)
Name	Class A Common Stock	Class B Common Stock	Option Exercise Price ($)	Option Expiration Date	Option Grant Date Fair Value ($)
Jean M. Bellin	—	2,500	17.85	9/10/2009	26,973
	2,500	—	19.99	11/01/2010	30,067
	4,500	—	22.32	10/01/2013	52,331
	15,000	—	2.95	01/13/2019	24,964

Kevin S. Carlie	—	2,500	17.85	9/10/2009	26,973
	7,500	—	19.70	11/01/2010	88,358
	2,000	—	23.70	10/05/2011	25,302
	4,500	—	22.32	10/01/2013	52,331
	15,000	—	2.95	01/13/2019	24,964

Terry B. Hatfield	—	5,000	25.23	6/29/2009	73,283
	—	2,500	17.85	9/10/2009	26,973
	2,500	—	19.26	11/01/2010	28,524
	4,500	—	22.32	10/01/2013	52,331
	15,000	—	2.95	01/13/2019	24,964

David S. Hermelin	15,000	—	2.95	01/13/2019	24,964

Marc S. Hermelin	15,000	—	2.95	01/13/2019	24,964

Jonathon E. Killmer	—	5,000	23.80	10/05/2011	63,522
	2,500	—	24.72	05/06/2013	32,954
	4,500	—	22.32	10/01/2013	52,331
	15,000	—	2.95	01/13/2019	24,964

Norman D. Schellenger	—	2,500	17.85	9/10/2009	25,903
	2,500	—	19.99	11/01/2010	30,067
	4,500	—	22.32	10/01/2013	52,331
	15,000	—	2.95	01/13/2019	24,964

Director Compensation During Calendar Year 2010

Annual Retainers—The 2010 Plan provides that every director receives an annual retainer in the amount of $175,000. The 2010 Plan also includes additional annual retainers in the following amounts:

•	For the non-executive Chairman of the Board of Directors, $125,000;

•	For each member of the Audit Committee, $5,000, with an additional $15,000 for the Chairman of the Audit Committee; and

•	For each of the Chairman of the Compensation Committee and the Chairman of the Nominating and Corporate Governance Committee, $5,000.

Annual retainers are payable in advance in equal quarterly installments on the first business day of each calendar quarter. If, during any quarter, a director resigns, including due to incapacity or death, is removed without cause, or is not re-elected, any previously paid quarterly installment is deemed fully earned. If a director attends fewer than 75% of meetings during the calendar year, the 2010 Plan provides that such director’s retainer will be reduced on a pro-rata basis and that excess amounts already received are required to be reimbursed to us.

Meetings of Independent Directors and of the Special Committee—Directors receive a fee in the amount of $2,000 for every meeting lasting more than one hour and $750 for every meeting lasting one hour or less. Such fees are not required to be pro-rated.

Per-Meeting Fees—Beginning with the thirteenth meeting of the Board of Directors in each calendar year, each non-employee director will receive a fee in the amount of $2,000 for every meeting of the Board of Directors lasting more than two hours and $1,000 for every meeting of the Board of Directors lasting two hours or less. Beginning with the thirteenth meeting of each committee in each calendar year (other than the Special Committee), each non-employee director will receive a fee in the amount of $1,500 for every meeting of such committee lasting more than two hours and $750 for every meeting of such committee lasting two hours or less.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities to file periodic reports of ownership and changes in such ownership with the SEC. Such individuals are required by the rules and regulations of the SEC to furnish us with copies of all such forms they file. Based solely on a review of the copies of all forms furnished to us or written representations that no reports were required to be filed, we believe that such persons complied with all Section 16(a) filing requirements applicable to them with respect to transactions during fiscal year 2009 (which ended on March 31, 2009), except that Mr. M. Hermelin during fiscal year 2009 filed (1) one late report on Form 4 regarding a distribution of shares from a trust without consideration during fiscal year 2009 and (2) one report on Form 4 which was subsequently amended because it incorrectly reported the number of shares held indirectly through Mr. M. Hermelin’s spouse.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Jonathon E. Killmer served as the Chairman of the Compensation Committee, and Norman D. Schellenger served as a member of the Compensation Committee, during fiscal year ended March 31, 2009. Neither has ever served as an officer or employee of our company or had any interlocking or insider relationship with our company requiring disclosure under applicable rules and regulations of the SEC.

TRANSACTIONS WITH RELATED PERSONS

Victor M. Hermelin, our founder and former Chairman Emeritus, father of Marc S. Hermelin and grandfather of David S. Hermelin, received a salary, consulting fees and other compensation of $142,005, $12,888 and $4,776, respectively, during the fiscal year ended March 31, 2009.

Marc S. Hermelin, a director, the beneficial owner of more than 5% of the outstanding shares of our Common Stock and our former Chairman and Chief Executive Officer, is a partner in a partnership that leases certain real property to us. Lease payments made by us to the partnership for this property during the fiscal year ended March 31, 2009 was $316,113. Mr. M. Hermelin also received fees for serving as a director on the Board of Directors during fiscal year ended March 31, 2009 as set forth above under “Compensation of Directors.”

David S. Hermelin, the son of Marc S. Hermelin, is a director and was employed by us as Vice President, Corporate Strategy and Operations Analysis until December 5, 2008. Pursuant to the terms of his employment agreement with us, Mr. D. Hermelin received a salary, earned incentive and other compensation of $204,627, $0 and $58,686, respectively, during the fiscal year ended March 31, 2009. Mr. D. Hermelin’s employment agreement and employment with us were terminated on December 5, 2008. Mr. D. Hermelin also received fees for serving as a director on the Board of Directors during fiscal year ended March 31, 2009 as set forth above under “Compensation of Directors.”

Sarah R. Weltscheff was employed by us as senior vice president, human resource management and corporate communications until December 5, 2008. Ms. Weltscheff and Marc S. Hermelin are married. During the fiscal year ended March 31, 2009, Ms. Weltscheff (1) received a salary, earned incentive and other compensation of $254,216, $0 and $54,311, respectively, from employment with us and (2) exercised options with a realized value of $26,678. Realized value is based on the difference between the market price of the stock on the date of exercise and the exercise price. Ms. Weltscheff’s employment agreement and employment with us were terminated on December 5, 2008.

Review, Approval or Ratification of Transactions with Related Persons

Pursuant to the related party transaction guidelines adopted by the Board of Directors, the Nominating and Corporate Governance Committee is responsible for reviewing, approving and ratifying all related party transactions. A related party transaction is any transaction in which we are a party, and in which an executive officer, director, a stockholder owning more than 5% of our securities or any of such person’s immediate family members, is a party or is known by us to have a direct or indirect material benefit. In cases where a member of the Nominating and Corporate Governance Committee is a party to the related party transaction, such member does not participate in approving the transaction. Compensation paid to related parties or their immediate family members need not be approved if (1) the total compensation amount does not exceed $120,000 per year or (2) the compensation has otherwise been approved by the Compensation Committee or the Board of Directors.

In determining whether a related party transaction is in, or not opposed to, our best interest, the Nominating and Corporate Governance Committee may consider any factors deemed relevant or appropriate, including (but not be limited to):

•	whether there are any actual or apparent conflicts of interest;

•	the nature, size or degree of those conflicts;

•	whether such conflicts may be mitigated;

•	the potential benefits and detriments to us of such related party transaction;

•	whether the nature or terms of the related party transaction are unusual; and

•	whether steps have been taken to ensure fairness to us.

In making its decision, the Nominating and Corporate Governance Committee may consider our compliance officer’s written recommendation as to issues raised under our Standards of Business Ethics Policy. In addition, the Nominating and Corporate Governance Committee may seek such additional information as it deems necessary, including, without limitation, any other legal or expert advice considered appropriate. All transactions described above were approved under our related party transaction guidelines.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Discussion and Analysis describes our compensation philosophy, objectives and policies for fiscal year ended March 31, 2009 as applicable to the seven current and former executive officers that constitute the “named executive officers:”

•

David A. Van Vliet, Interim Chief Executive Officer, who served as President and Chief Executive Officer of our subsidiary, ETHEX Corporation, prior to his appointment as Interim Chief Executive Officer on December 5, 2008;

•	Ronald J. Kanterman, former Vice President, Treasurer and Chief Financial Officer, who served in such capacities until September 2, 2009;

•

Michael S. Anderson, former President and Chief Executive Officer of our subsidiary, ETHEX Corporation, who served in such capacity until April 30, 2010. He previously served as Vice President, Industry Presence and Development, prior to his appointment as President and Chief Executive Officer of ETHEX Corporation on December 5, 2008;

•	Gregory J. Divis, Jr., President of our subsidiary, Ther-Rx Corporation;

•	Richard H. Chibnall, former Vice President, Finance and Chief Accounting Officer, who served in such capacities until February 19, 2010;

•	Marc S. Hermelin, former Chairman of the Board of Directors and Chief Executive Officer, who served in such capacities until December 5, 2008(1); and

•	Gregory S. Bentley, former Senior Vice President and General Counsel, who served in such capacities until January 16, 2009.

The Compensation Discussion and Analysis summarizes the structure and rationale for each element of the named executive officers’ compensation. Each of the named executive officers entered into an employment agreement with our company prior to fiscal year 2009. (However, as described under “—Employment Arrangements with Named Executive Officers” below, Messrs. Van Vliet and Divis entered into new employment agreements with our company after the end of fiscal year 2009.) Compensation for our former Chief Executive Officer (Mr. M. Hermelin) was dictated by the terms of his employment agreement, which included, among other things, base salary and cash bonus. See “—Employment Arrangements with Named Executive Officers—Mr. M. Hermelin (Former Chief Executive Officer)” for more information. Compensation for the other named executive officers was determined as described in more detail under the caption “—Determining Individual Compensation Levels.”

In connection with the discontinuation of manufacturing and distribution of our approved products and the investigation by the FDA and related matters, as more fully described under Item 1—“Business—(b) Significant Recent Developments—Discontinuation of Manufacturing and Distribution; Product Recalls; and the FDA Consent Decree” in the 2009 Form 10-K, and due to the related impact on our operations and financial position, the Compensation Committee elected (1) to discontinue all Incentive Compensation Plans for fiscal year 2009, as a result of which none of the named executive officers received any annual incentive payments with respect to fiscal year 2009, (2) not to pre-establish performance goals with respect to performance-based compensation for fiscal year 2010 and (3) not to increase base salary levels for the named executive officers, and increase base salaries for salaried employees only in connection with promotions or salary adjustments, for fiscal year 2010.

(1)	As previously disclosed, on December 5, 2008, the Board of Directors terminated the employment agreement of Mr. M. Hermelin. In addition, the Board removed Mr. M. Hermelin as the Chairman of the Board and as the Chief Executive Officer, effective December 5, 2008. Mr. M. Hermelin has informed us, however, that he believes he effectively retired from his employment with us prior to the termination of his employment agreement on December 5, 2008 by the Board of Directors.

As noted above, Messrs. Van Vliet and Anderson were appointed to new positions during fiscal year 2009, at which time their base salaries were increased. In addition, as described in more detail below, certain of the named executive officers are participants in retention programs that we implemented in fiscal year 2009 as a result of our desire to retain their services following the discontinuation of manufacturing and distribution of our approved products and the investigation by the FDA and related matters, as more fully described under Item 1—“Business—(b) Significant Recent Developments—Discontinuation of Manufacturing and Distribution; Product Recalls; and the FDA Consent Decree” in the 2009 Form 10-K, and the substantial decline in our stock price during fiscal year 2009.

Compensation Program Objectives

The objectives of our executive compensation program are to (1) recruit, retain and motivate highly qualified and experienced executives who have the necessary skills and experience to succeed, (2) provide compensation that is fair, reasonable and competitive, (3) link compensation to performance and (4) align the interests of executives with those of our stockholders.

Compensation and Benefits Philosophy

Our compensation program for fiscal year 2009 was based on the following guiding principles:

Performance—We believe the best way to accomplish alignment of compensation plans with the interest of our stockholders is to link executive pay directly to our performance.

Competitiveness—Our executive compensation and benefits program is intended to be competitive with those provided at companies in the pharmaceutical and drug delivery industries for similar talent. The benefits component of the program is designed to provide competitive levels of protection and financial security and is not based on individual performance.

Cost—Our total compensation and benefit program is designed to be cost-effective and affordable, ensuring that the interests of our stockholders are considered in determining executive pay levels. We seek to adequately fund our executive compensation program while, at the same time, ensuring that enough capital remains for reinvestment to facilitate achievement of our short-term and long-term goals.

Retention—In light of the discontinuation of manufacturing and distribution of our approved products and the investigation by the FDA and related matters, as well as the decline in our stock price, we have implemented a retention program and entered into retention agreements with certain named executive officers (as described in more detail following this section) that were intended to encourage these executive officers to remain with our company and forgo other potential employment opportunities.

Compensation Committee Process

The Compensation Committee is responsible for establishing and periodically reviewing our executive compensation philosophy and guiding principles. No less frequently than annually, the Compensation Committee evaluates its plans and policies against current and emerging competitive practices, legal and regulatory developments and corporate governance trends. The purpose of the review is to provide assurance that in light of the changing corporate environment, our executive compensation program continues to help attract and retain the talent necessary to foster a culture of compliance, strong sales growth, long-term financial performance and stockholder returns.

In December 2008, the Compensation Committee retained Frederic W. Cook & Co., Inc. to act as its compensation consultant. The compensation consultant assisted the Compensation Committee in determining the initial base salary for our Interim Chief Executive Officer, conducted an analysis of non-employee director compensation, and worked with the Compensation Committee and outside counsel on the terms of the retention agreements and employment agreements for selected employees.

To benchmark Interim Chief Executive Officer compensation, the compensation consultant reviewed the amounts and composition of compensation paid to chief executive officers of the following publicly traded pharmaceutical and drug delivery companies:

•	Angiotech Pharmaceuticals

•	APP Pharmaceuticals (acquired by Fresenius in 2008)

•	Auxilium Pharmaceuticals

•	Barr Pharmaceuticals (acquired by Teva Pharmaceuticals in 2008)

•	Biovail Corporation

•	Caraco Pharmaceutical Laboratories

•	Endo Pharmaceuticals Holdings

•	Hi-Tech Pharmacal

•	Medicis Pharmaceutical Corporation

•	Par Pharmaceutical Companies

•	Sciele Pharma (acquitted by Shionogi & Co. in 2008)

•	Valeant Pharmaceuticals

•	Watson Pharmaceuticals

At the time the review was conducted, our net revenues for the most recently completed fiscal year (the fiscal year ended March 31, 2008) approximated the median of the peer group. Based on the compensation consultant’s analysis of the market data, the Compensation Committee recommended and the Board of Directors approved an increase in Mr. Van Vliet’s annual base salary from $445,050 to $525,000 in connection with his appointment as Interim Chief Executive Officer in December 2008. Mr. Van Vliet’s increased annual base salary was below the 25th percentile of the peer group. The Compensation Committee also reviewed Mr. Anderson’s salary in light of the Interim Chief Executive Officer’s salary determination and Mr. Anderson’s appointment as President and Chief Executive Officer of ETHEX and, based on the Compensation Committee’s recommendation, the Compensation Committee recommended and the Board of Directors approved an increase in Mr. Anderson’s annual base salary from $357,365 to $400,000 in connection with his appointment as President and Chief Executive Officer of ETHEX in December 2008. Mr. Anderson’s salary increase was not based on a review of external market data, but rather on a review of Mr. Anderson’s pay relative to that of the Interim Chief Executive Officer, as well as on other internal equity considerations.

Components of Total Compensation

We provide two main types of compensation: (1) direct compensation (including base salary, annual cash incentives, stock options and retention awards) and (2) indirect compensation (including benefits such as insurance, 401(k) plan and perquisites).

In connection with the discontinuation of manufacturing and distribution of our approved products and the investigation by the FDA and related matters, as more fully described under Item 1—“Business—(b) Significant Recent Developments—Discontinuation of Manufacturing and Distribution; Product Recalls; and the FDA Consent Decree” in the 2009 Form 10-K, and due to the related impact on our operations and financial position, the Compensation Committee elected (1) to discontinue all Incentive Compensation Plans for fiscal year 2009, as a result of which none of the named executive officers received any annual incentive payments with respect to fiscal year 2009, (2) not to pre-establish performance goals with respect to performance-based compensation for fiscal year 2010 and (3) not to increase base salary levels for the named executive officers, and increase base salaries for salaried employees only in connection with promotions or salary adjustments, for fiscal year 2010.

Direct Compensation

Direct compensation for executive officers consists of the following components:

Base salary—Base salary is designed to attract and retain highly experienced executives who can manage our company to achieve our short-term and long-term strategic goals. Executive salaries are based on an individual’s overall experience, tenure with our company, level and scope of responsibility and the general and industry-specific business competitive environment.

We may grant annual base salary increases to executives who are performing at or above expectations at the beginning of each fiscal year. Among other factors, annual increases seek to achieve an appropriate competitive level to account for increases in the cost of living and similar factors and/or to address changes in the external competitive market for a given position. Following discontinuation of manufacturing and distribution of our approved products and the investigation by the FDA and related matters and due to the related impact on our operations and financial position, the Compensation Committee elected not to increase base salary levels for the named executive officers, and increase base salaries for salaried employees only in connection with promotions or salary adjustments, for fiscal year 2010. The Compensation Committee will consider implementing base salary increases in subsequent fiscal years.

Annual cash incentives—Annual cash incentives are designed to link a significant portion of an executive’s annual compensation to both our company’s and the individual’s annual performance. Annual cash incentives are based on individual performance, performance of our company and performance of the department or division under the responsibility of the executive. Although different performance factors are applied to individual executives, such factors generally include how well the individual executive and his or her area of responsibility performed against goals and objectives which were established before the fiscal year commenced, as well as how the executive promoted an environment of results, teamwork and talent development in his or her areas of responsibility.

For fiscal year 2009, we adopted an Incentive Compensation Plan for each named executive officer, other than our former Chief Executive Officer (Mr. M. Hermelin), to reward achievement of certain corporate objectives, as determined at the end of fiscal year 2009. (As set forth under “—Employment Arrangements with Named Executive Officers—Mr. M. Hermelin (Former Chief Executive Officer)” below, Mr. M. Hermelin’s employment agreement included a set of criteria pursuant to which he was eligible to receive an annual bonus.) However, following the discontinuation of manufacturing and distribution of our approved products and the investigation by the FDA and related matters and due to the related impact on our operations and financial position, we discontinued all Incentive Compensation Plans for fiscal year 2009. Consequently, none of the named executive officers received any annual incentive payments with respect to fiscal year 2009, and we did not determine the extent to which the goals set forth in the Incentive Compensation Plans were met. In addition, for the same reasons, the Compensation Committee determined not to pre-establish performance goals with respect to performance-based compensation for fiscal year 2010. As a result, our current compensation program, including decisions relating to performance-based compensation, is based on the Compensation Committee’s subjective and discretionary assessment of the overall performance of our company and individual executive officers after receiving recommendations from the Interim Chief Executive Officer with respect to his direct reports. The Compensation Committee anticipates establishing performance goals in the future.

Each Incentive Compensation Plan adopted for fiscal year 2009 is described in more detail below. Individual performance objectives target specific areas for improvement or set specific goals against key performance indicators within an executive’s area of responsibility.

Mr. Van Vliet

We adopted an initial Incentive Compensation Plan for Mr. Van Vliet which was effective from April 1, 2008 until July 31, 2008. Under the terms of his initial Incentive Compensation Plan, Mr. Van Vliet was eligible to receive an annual incentive award of up to 50% of his base salary. He was eligible to receive (1) up to 20% of his base salary for achieving performance objectives for the pharmaceutical division (which included manufacturing, material management, planning and scheduling, engineering quality assurance, quality control laboratory and distribution), (2) up to 10% of his base salary for achieving performance objectives in the areas of human resource management and corporate communications (which included staffing, investor relations, corporate communications, corporate training and development and employee and labor relations), and (3) up to 10% of his base salary for achieving performance objectives with respect to scientific affairs (which included research and development, analytical laboratory, product formulation, clinical affairs, regulatory, medical affairs, R&D quality assurance and project management). Such performance objectives consisted of the pharmaceutical division, human resources management and corporate communications and scientific affairs meeting their divisional and departmental objectives. Each of these units had numerous and detailed goals that had to be met in order to achieve their overall objectives.

In addition, Mr. Van Vliet was eligible to receive up to 10% of his base salary for (1) achieving certain average daily production targets, (2) achieving a certain level of adherence to laboratory turnaround times and (3) implementing and adhering to certain operations schedules. Average daily production targets were based on a specified number of units to be produced for 10 months of fiscal year 2009, unless lower levels were agreed to by executive management based on safety stock requirements. In evaluating the achievement of daily production targets, consideration was given to compression speeds, streamlining of batch records and turnaround times, efficiency of pharmacy operations and training of personnel. Adherence to laboratory turnaround times related to products in all areas, including raw materials, in-process, finished product, PDI and stability, with the goal of achieving 80% adherence for at least eight months and 85% adherence for two months of fiscal year 2009. Implementing and adhering to operations schedules related to specific facilities and operations, with the goal of achieving at least 90% of the scheduled plan for at least nine months of fiscal year 2009 and achieving at least 95% of the scheduled plan for at least five of such nine months.

We adopted a second Incentive Compensation Plan for Mr. Van Vliet which was effective from August 1, 2008 until March 31, 2009, pursuant to which Mr. Van Vliet was eligible to receive an annual incentive award of up to 50% of his base salary. Under the terms of his second Incentive Compensation Plan, Mr. Van Vliet was eligible to receive up to 25% of his base salary for achieving performance objectives with respect to our ETHEX subsidiary. Such performance objectives consisted of achieving corporate objectives, projects and tasks, including financial objectives in all areas of responsibility, which included the following:

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achieving specified net revenues and gross profits with respect to certain new ETHEX products, including launching such products, executing a marketing plan for each product and maximizing product distribution and awards for each new product;

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achieving specified net revenues and gross profits with respect to existing ETHEX products, including addressing related regulatory matters, making packaging enhancements, successfully executing detailed sales and marketing strategies and achieving a specified market share for certain products;

•	developing a comprehensive strategic plan for ETHEX, including identifying new products for development and advancing business partnerships that will result in a specified amount of combined revenues;

•	creating operating efficiencies that maximize profit contributions, including with respect to returned goods processing, certain compliance matters and forecasting; and

•	enhancing corporate team building, including conducting periodic meetings, mentoring and recognizing outstanding contributions.

Mr. Van Vliet was also eligible to receive up to 15% of his base salary if ETHEX generated a specified amount of budgeted net revenues. In addition, Mr. Van Vliet was eligible to receive up to 10% of his base salary for the development, approval and initial implementation of a comprehensive five-year business plan for ETHEX, including an executive summary, income statement projections, strategic and tactical plans, product pipeline assessments, new business opportunities and resources requirements.

Both of Mr. Van Vliet’s Incentive Compensation Plans provided that a promotion or transfer to another position of equal or greater responsibility would result in the termination of such plans. Consequently, the Incentive Compensation Plans we adopted for Mr. Van Vliet were terminated upon his appointment as Interim Chief Executive Officer in December 2008. In addition, we did not adopt a new incentive compensation plan for Mr. Van Vliet at the time he was appointed as Interim Chief Executive Officer.

Mr. Kanterman

We adopted an Incentive Compensation Plan for Mr. Kanterman which was effective from April 1, 2008 until March 31, 2009. Under the terms of his Incentive Compensation Plan, Mr. Kanterman was eligible to receive an annual incentive award of up to 20% of his base salary. He was eligible to receive (1) up to 10% of his base salary for achieving performance objectives in the areas of finance and business technology and (2) up to 10% of his base salary for achieving performance objectives in the areas of treasury and investor relations. Performance objectives in the finance area consisted of the completion of corporate objectives, projects and tasks, and special projects, which included the following:

•	improving internal controls over financial reporting;

•	developing standard operating procedures for the budgeting process;

•	developing new approaches for determining costs related to product development;

•	reviewing internal reporting procedures;

•	providing financial training seminars to senior and mid-level managers in other departments; and

•	conducting periodic reviews of division and unit financial performance.

Performance objectives in the business technology area consisted of the completion of corporate objectives, projects and tasks, and special projects, which included the following:

•	extending existing technological capabilities with respect to certain facilities;

•	enhancing data security with respect to laptops and mobile devices;

•	conducting business continuity tests of critical systems;

•	implementing cost saving measures to achieve a specified percentage reduction of costs;

•	developing a data mining and reporting system to support the pharmaceutical division;

•	implementing a unified architecture for audio and video conferencing, fax, telephone calls, voice mail and e-mail; and

•	implementing new data storage subsystems to support business growth and disaster recovery capabilities.

Performance objectives in the area of investor relations consisted of the completion of corporate objectives, projects and tasks, and special projects, which included increasing our market capitalization by interacting with institutional investors and attending industry specific healthcare conferences and events and collaborating with the corporate growth and strategy area to assist in facilitating possible transactions.

Mr. Anderson

We adopted an Incentive Compensation Plan for Mr. Anderson which was effective from April 1, 2008 until March 31, 2009. Under the terms of his Incentive Compensation Plan, Mr. Anderson was eligible to receive an annual incentive award of up to 25% of his base salary for achieving performance objectives in the areas of corporate growth and strategy and investor relations. Such performance objectives consisted of the completion of corporate objectives, projects and tasks, and special projects assigned to Mr. Anderson in such areas, as well as consideration of (1) the relative value and benefit to us of corporate growth and strategy agreements for which Mr. Anderson was the primary driver and (2) the relative contributions and effectiveness of his efforts in promoting stockholder value.

Mr. Anderson’s Incentive Compensation Plan provided that a promotion or transfer to another position of equal or greater responsibility would result in the termination of such plan. Consequently, the Incentive Compensation Plan we adopted for Mr. Anderson terminated upon his appointment as President and Chief Executive Officer of ETHEX in December 2008. In addition, we did not adopt a new incentive compensation plan for Mr. Anderson at the time he was appointed as President and Chief Executive Officer of ETHEX.

Mr. Bentley

We adopted an Incentive Compensation Plan for Mr. Bentley which was effective from April 1, 2008 until March 31, 2009. Under the terms of his Incentive Compensation Plan, Mr. Bentley was eligible to receive an annual incentive award of up to 30% of his base salary for achieving performance objectives in all functional areas of responsibility reporting to him. Performance objectives relating to the legal department, which was the functional area of responsibility reporting to Mr. Bentley, consisted of the completion of corporate objectives, projects and tasks, and special projects assigned to Mr. Bentley, which included the following:

•	identifying legal requirements for conducting business in certain oversees countries and developing related standard contract provisions;

•	developing standardized contract terms for various types of commercial agreements with third parties;

•	reviewing and updating then-current standard form agreements;

•	establishing an intranet site for the legal department;

•	establishing a standardized promotional review board for all promotional and advertising communications pertaining to products;

•	implementing policies and procedures relating to IP matters;

•	creating periodic reports and establishing communication practices regarding company litigation; and

•	developing a revised stock option policy.

Mr. Bentley’s employment with us was terminated on January 16, 2009, and he consequently was not eligible to receive any payments pursuant to his Incentive Compensation Plan.

Mr. Chibnall

We adopted an Incentive Compensation Plan for Mr. Chibnall which was effective from April 1, 2008 until March 31, 2009. Under the terms of his Incentive Compensation Plan, Mr. Chibnall was eligible to receive an annual incentive award of up to 30% of his base salary. He was eligible to receive up to 22.5% of his base salary for achieving performance objectives in all functional areas of responsibility reporting to him. Performance objectives in the areas of finance, which was the functional area of responsibility reporting to Mr. Chibnall, consisted of the completion of corporate objectives, projects and tasks, and special projects, which included the following:

•	improving internal controls over financial reporting;

•	developing standard operating procedures for the budgeting process;

•	evaluating market conditions with respect to debt or equity transactions;

•	enhancing communication in the finance department and adherence to all company policies and procedures;

•	developing new approaches for determining costs related to product development;

•	reviewing internal reporting procedures;

•	providing financial training seminars to senior and mid-level managers in other departments; and

•	conducting periodic reviews of division and unit financial performance.

Mr. Chibnall also was eligible to receive up to 5% of his base salary for conducting and documenting biweekly meetings with each of his direct reports and, beginning on July 1, 2008, conducting monthly departmental meetings in each functional area of finance and business technology. In addition, Mr. Chibnall was eligible to receive up to an additional 2.5% of his base salary for operating all areas under his responsibility in such a manner that, beginning on July 1, 2008, there are no major or minor deficiencies identified and that all internal controls in all areas are in place, functional and effective with no observations resulting in required remediation.

Mr. Divis

We adopted an Incentive Compensation Plan for Mr. Divis which was effective from April 1, 2008 until March 31, 2009. Under the terms of his Incentive Compensation Plan, Mr. Divis was eligible to receive an annual incentive award of up to 35% of his base salary. He was eligible to receive up to 15% of his base salary for achieving performance objectives with respect to our Ther-Rx subsidiary. Such performance objectives consisted of the completion of corporate objectives, projects and tasks, including financial objectives for net revenues and operating income, which included the following:

•	achieving specified gross portfolio sales;

•	achieving specified net portfolio sales;

•	operating within a specified total annual departmental budget;

•	improving resource allocation and returns by a specified percentage;

•	achieving a specified amount of cost savings in specified areas;

•	implementing cross-functional business reports; and

•	restructuring standard operating procedures and establishing new standard operating procedures.

Mr. Divis was also eligible to receive up to 10% of his base salary if Ther-Rx generated a specified amount of budgeted net revenues and all selling, marketing and general administrative spending remained within budget, unless otherwise approved by executive management. In addition, Mr. Divis was eligible to receive up to 10% of his base salary for the successful acquisition of one or more products that were expected to launch in fiscal year 2009 or fiscal year 2010 with specified expected net revenues during the third year following the product launch. Mr. Divis was also eligible to receive 5% of his base salary based on the prescription level of our Evamist™ product. However, the Incentive Compensation Plan provided that the total incentive earned could not exceed 35% of Mr. Divis’ base salary.

Discretionary cash incentives—During fiscal year 2009, Messrs. Kanterman and Chibnall each received a discretionary bonus of $30,000 in connection with completing the restatement of our interim and annual financial statements for the fiscal year ended March 31, 2007 after the conclusion of a review by a special committee of our Board of Directors (the “Option Special Committee”) of our stock option grant practices (which review was concluded in fiscal year 2008 and has been disclosed in our prior filings with the SEC).

Stock option grants—Stock option grants are designed to strengthen the link between realized compensation and returns for stockholders and thereby align management’s interest in our long-term success with the interests of our stockholders. Awards granted to executive officers are discretionary under the K-V Pharmaceutical Company 2001 Incentive Stock Option Plan. The size of individual awards is dependent upon the executive’s position, tenure and number of vested and previously exercised options. As part of implementing the goal of retaining the services of the named executive officers, we have awarded stock options to certain named executive officers as part of our retention programs (as more fully described below). The criteria described above are applied to each executive officer subjectively, based on the Compensation Committee’s evaluation of each named executive officer’s performance, options received previously by each named executive officer and the need to retain each named executive officer’s services.

On January 12, 2009, the Board of Directors, at the recommendation of the Compensation Committee, made the following stock option grants to certain named executive officers. All such options have a ten year term, an exercise price equal to the closing price of the Class A Common Stock on the NYSE on January 13, 2009 ($2.95 per share), and vest annually over three years (33% on the first anniversary date, 33% on the second anniversary date and 34% on the third anniversary date).

Name	Total Number of Stock Options Granted During Fiscal Year 2009 (a)	Portion of Stock Options Vesting on January 13, 2010	Portion of Stock Options Vesting on January 13, 2011	Portion of Stock Options Vesting on January 13, 2012
David A. Van Vliet	150,000	49,500	49,500	51,000
Ronald J. Kanterman (b)	50,000	16,500	16,500	17,000
Michael S. Anderson	70,000	23,100	23,100	23,800
Gregory J. Divis, Jr.	70,000	23,100	23,100	23,800

(a)	The stock options have a ten-year term and an exercise price of $2.95 per share.
(b)	As set forth under “Employment Arrangements with Named Executive Officers—Mr. Kanterman (Former Chief Financial Officer)—Separation Agreement” below, pursuant to the terms of the Separation Agreement (as defined below), Mr. Kanterman has waived any and all rights to stock options held by him immediately prior to the Separation Date (as defined below).

Retention Awards—In April 2009, we implemented a retention program designed to achieve the following objectives:

•	retain key executives that are critical to helping us successfully overcome the challenges facing our company at that time; and

•	provide meaningful retention incentives while conserving as much cash as possible.

The primary components of the program included cash retention bonuses for 24 key employees at the vice president and director levels, as well as a combination of stock option awards and longer-term cash retention bonuses for 41 senior managers. As part of this program, Mr. Van Vliet received a grant of stock options, Messrs. Anderson and Kanterman each received cash retention bonuses and Mr. Divis received a cash retention bonus and a grant of stock options.

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The stock options were granted pursuant to the K-V Pharmaceutical Company 2001 Incentive Stock Option Plan and represent options to purchase shares of our Class A Common Stock. The options were granted on April 24, 2009, with a ten year term and an exercise price equal to the closing price of the Class A Common Stock on the NYSE on the date of grant ($1.52 per share), and vest 50% on December 31, 2009 and 50% on December 31, 2010, subject to the executive’s continued employment with our company or any subsidiary. If the executive’s employment is terminated without cause prior to December 31, 2010, any unvested stock options will vest upon termination.

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The cash retention awards will be paid no later than June 30, 2010, subject to the participant’s continued employment with our company or a subsidiary through March 31, 2010. If the executive is terminated without cause before March 31, 2010, the executive will receive the cash retention award.

The following table outlines the stock option retention grants and cash retention bonuses provided to the named executive officers. These awards are not disclosed in the Summary Compensation Table or the Grants of Plan Based Awards Table because they were made after March 31, 2009, the end of fiscal year 2009.

Name	Stock Options (a)	Cash Retention Award
David A. Van Vliet	50,000	—
Ronald J. Kanterman (b)	—	$40,000
Michael S. Anderson	—	$60,000
Gregory J. Divis, Jr.	10,000	$60,000

(a)	The stock options have a ten-year term and an exercise price of $1.52 per share. They vest in 50% installments on December 31, 2009 and 2010.
(b)	As set forth under “Employment Arrangements with Named Executive Officers—Mr. Kanterman (Former Chief Financial Officer)—Separation Agreement” below, pursuant to the terms of the Separation Agreement, Mr. Kanterman remains eligible to receive the cash retention award.

Indirect Compensation

Indirect compensation for executive officers consists of the following benefit plans:

Insurance plans—We provide standard company-sponsored insurance plans to our employees, including the named executive officers. The core insurance package includes health, dental, disability and basic group life insurance coverage. In general, executives participate in these benefits on the same basis as other employees.

401(k) Plan—Through our 401(k) Plan, the named executive officers are provided an opportunity to save for retirement on a tax-favored basis. Participation in the 401(k) Plan is generally available to all employees at the beginning of each pay period. We match employee contributions to the 401(k) Plan at 50% of the first 7% of the employee’s contributions.

Perquisites—Certain executives are generally provided a car allowance or use of a company owned or leased car. See the footnotes to the Summary Compensation Table under the heading “Other Compensation.” The former Chief Executive Officer was entitled to receive certain perquisites under the terms of his employment agreement, which are described in greater detail in the footnotes to the Summary Compensation Table under the heading “Other Compensation.”

Tax gross-up for disqualified incentive stock options—In connection with a review by the Option Special Committee of our Board of Directors of our stock option grant practices (which review was concluded in fiscal year 2008 and has been disclosed in our prior filings with the SEC), it was determined that certain incentive stock options granted to certain executives and employees in prior years had inadvertently been disqualified. As a result of this inadvertent disqualification, those executives and employees who exercised such options during fiscal year 2009 incurred additional tax liabilities. We provided a tax gross-up to all executives and employees in the amount of the additional tax liabilities incurred as a result of such option exercises. See the footnotes to the Summary Compensation Table under the heading “Other Compensation.”

The Compensation Committee periodically reviews the benefits offered to the named executive officers to ensure that the benefits program is competitive and cost-effective for us and supports our need for a qualified and experienced executive team. The benefits component of the executive compensation program is not tied to our company’s or individual performance.

Establishing Overall Compensation Levels. The Compensation Committee establishes overall compensation levels based on the competitive market value for the area of responsibility as well as the education and experience of the executive.

Determining Incentive Compensation Allocation—Annual and Long-Term Incentives—The amount allocated to annual versus long-term compensation is determined on the basis of the amount of available funding for our overall compensation programs, including executive compensation. The overall funding levels are ultimately subject to the judgment and approval of the Compensation Committee to ensure an appropriate alignment with the interests of our stockholders and our ability to meet our long-term strategic goals. In determining individual executive officer pay levels, the Compensation Committee considers the total compensation to be delivered to individual executives and exercises discretion in determining an appropriate balance between short-term cash and long-term equity compensation. We believe this “total compensation” approach—permitting flexibility to shift the mix of annual and long-term compensation—provides the ability to align pay decisions with the short- and long-term needs of the business. It also allows for the flexibility needed to recognize differences in performance by providing differentiated pay.

Each named executive officer is evaluated on an annual basis and, to the extent the Compensation Committee determines to grant options to such named executive officer, options are typically granted at the end of the review period. We have not adopted any policy with respect to coordinating option grant dates with the release of material non-public information. Rather, the grant date with respect to any options granted to a named executive officer generally is the date the Compensation Committee determines to grant such options. In general, stock option grant dates correspond to the last trading day of a fiscal quarter. As such, there may be times when the Compensation Committee grants options when the Board of Directors or Compensation Committee is in possession of material non-public information. The Compensation Committee typically does not take such information into account when determining whether and in what amount to make option grants.

Determining Individual Compensation Levels

Former Chief Executive Officer. The former Chief Executive Officer’s compensation was based on the terms of his employment agreement, which was entered into in 1996 and subsequently amended. For a description of the compensatory elements of the employment agreement, please refer to the information under “—Employment Arrangements with Named Executive Officers” below.

Other Named Executive Officers. Compensation levels for named executive officers who currently are employed with our company are determined, and for the former Chief Financial Officer, the former President and Chief Executive Officer of ETHEX and the former Senior Vice President and General Counsel were determined, based on (1) the overall performance of our company, (2) individual performance, (3) the executive’s experience and tenure at our company and (4) the terms of the related employment agreement.

For fiscal year 2009, we adopted an Incentive Compensation Plan for each named executive officer, other than Mr. M. Hermelin, which are described above under “—Components of Total Compensation—Direct Compensation—Annual cash incentives.” As noted above, we discontinued all Incentive Compensation Plans for fiscal year 2009. Consequently, none of the named executive officers received any annual incentive payments with respect to fiscal year 2009. In addition, the Compensation Committee determined not to pre-establish performance goals with respect to our performance-based compensation for fiscal year 2010. The Compensation Committee will consider establishing performance goals for subsequent fiscal years.

The Impact of Accounting and Tax Treatments on Forms of Compensation Paid

Based on regulations issued by the Internal Revenue Service, we have taken the certain actions to be eligible to deduct performance-based compensation paid to our named executive officers. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation exceeding $1 million paid to the chief executive officer and any one of the four other most highly compensated executive officers for any fiscal year. Qualifying performance-based compensation is not subject to the limitation if certain requirements are met.

Effective April 1, 2006, we adopted SFAS 123(R), which requires the measurement and recognition of compensation expense, based on estimated fair values, for all share-based compensation awards made to employees and directors over the vesting period of the awards. Under the modified prospective method, stock-based compensation was recognized (1) for the unvested portion of previously issued awards that were outstanding at the initial date of adoption based on the grant date fair value estimated in accordance with the pro forma provisions of SFAS 123(R) and (2) for any awards granted on or subsequent to the effective date of SFAS 123(R) based on the grant date fair value estimated in accordance with the provisions of that statement. Determining the fair value of share-based awards at the grant date requires judgment to identify the appropriate valuation model and estimate the assumptions, including the expected term of the stock options and expected stock-price volatility, to be used in the calculation. Judgment is also required in estimating the percentage of share-based awards that are expected to be forfeited. We estimated the fair value of stock options granted using the Black-Scholes option-pricing model with assumptions based primarily on historical data. If actual results differ significantly from these estimates, stock-based compensation expense could be materially impacted.

Employment Arrangements with Named Executive Officers

Mr. Van Vliet (Interim Chief Executive Officer)

Following the termination of the employment agreement of Mr. M. Hermelin and his termination as our Chief Executive Officer, the Board of Directors on December 5, 2008 appointed Mr. Van Vliet to serve as Interim Chief Executive Officer. (Mr. M. Hermelin has informed us, however, that he believes he effectively retired from his employment with us prior to the termination of his employment agreement on December 5, 2008 by the Board of Directors.) Prior to such date, Mr. Van Vliet served as President and Chief Executive Officer of our subsidiary, ETHEX Corporation. Mr. Van Vliet’s employment and confidentiality agreement, which became effective on September 29, 2006 and was amended on December 31, 2008, remained in full force and effect during fiscal year 2009. On December 5, 2008, in connection with his appointment as Interim Chief Executive Officer, the Compensation Committee increased Mr. Van Vliet’s annual base salary from $445,050 to $525,000. On November 23, 2009, we entered into a new employment agreement with Mr. Van Vliet, which replaced and superseded in its entirety the employment and confidentiality agreement. Both agreements are described below.

Employment and confidentiality agreement—The initial term of the employment and confidentiality agreement was to expire on March 31, 2007. The employment and confidentiality agreement automatically renewed for successive 12-month periods unless terminated by us or Mr. Van Vliet. In addition to his base salary, the agreement stated that Mr. Van Vliet was eligible to receive an incentive bonus based on his participation in an Incentive Compensation Plan. Mr. Van Vliet was also provided the use of a company vehicle. As previously discussed, for fiscal year 2009, no bonuses or annual incentive payments were paid to any named executive officers. Mr. Van Vliet was eligible to receive stock-based awards under the K-V Pharmaceutical Company 2001 Incentive Stock Option Plan and to participate in our Profit Sharing and 401(k) Plans.

The employment and confidentiality agreement also contained restrictive covenants preventing Mr. Van Vliet from competing against us or soliciting our customers or employees for a period of 36 months after the end of his employment.

Employment agreement entered into on November 23, 2009—The agreement has an initial term that ends on December 31, 2011. The term will automatically extend for successive twelve month periods unless terminated by us or Mr. Van Vliet by written notice at least 180 days prior to the expiration of the then current term. In addition, if a change of control (as such term is defined in the agreement) occurs during the term, the agreement will not expire prior to the second anniversary of the date of consummation of the change of control.

Pursuant to the agreement, Mr. Van Vliet receives a base salary of $525,000 per annum, which will be reviewed annually and may be increased at the discretion of the Board of Directors or the Compensation Committee. Mr. Van Vliet is eligible to receive an annual cash bonus based on performance objectives established by the Compensation Committee each year, provided that we, in our discretion, elect to put into effect an annual cash incentive plan or similar policy with respect to any applicable year.

We may terminate the agreement (1) immediately for “cause” (as defined in the agreement) upon written notice to Mr. Van Vliet, (2) without cause upon 30 days’ advance written notice or (3) upon Mr. Van Vliet’s disability (as defined in the agreement) upon 30 days’ advance written notice. Any determination that Mr. Van Vliet should be terminated for cause may be made during or after the term of the agreement and must be approved by no fewer than sixty-six and two-thirds (66-2/3) percent of the directors then serving on the Board of Directors; provided, however, that if Mr. Van Vliet is a member of the Board of Directors, he will not participate in such vote, and a determination of cause may be made by no fewer than sixty-six and two-thirds (66-2/3) percent of the remaining directors then serving on the Board of Directors.

Mr. Van Vliet may resign his employment upon giving us at least 120 days’ advance written notice. In addition, subject to certain notice and cure periods provided in the agreement, Mr. Van Vliet may resign from his employment with us for “good reason,” which is defined as the occurrence of any of the following without Mr. Van Vliet’s prior written consent:

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a material diminution by us in Mr. Van Vliet’s title, position, authority, responsibilities or duties or our assignment to him of duties inconsistent with his position or status with our company as of the effective date of the agreement, including, without limitation, any change which results in Mr. Van Vliet reporting to a lower level position than he reported to before such change;

•	a material breach of the agreement;

•	failure of a successor to our company to expressly agree to assume and agree to be bound by the agreement; or

•	the relocation of Mr. Van Vliet’s principal place of employment to a place more than 75 miles from his principal place of employment as of the effective date of the agreement.

In the event that Mr. Van Vliet’s employment is terminated by us without cause or by Mr. Van Vliet with good reason, subject to Mr. Van Vliet’s compliance with the provisions of the agreement and the execution by Mr. Van Vliet of a general release of claims, as set forth in the agreement, we will pay or provide to Mr. Van Vliet the following. Please see “—Potential Payments Upon Termination or Change-in-Control” for a description of these benefits:

•

continued participation in our plans providing medical, dental and vision insurance benefits, as applicable, for the 18 month period following the termination date; provided that, such welfare plan coverage will cease if Mr. Van Vliet obtains other full time employment providing for comparable welfare plan benefits prior to the expiration of such 18 month period; and

•

one of the following amounts to be paid (1) over a period of 12 months in equal bi-weekly installments, less deductions as required by law, if the termination occurs prior to a change of control (as defined in the agreement) or (2) in a lump sum, less deductions as required by law, if the termination occurs within 12 months of a change of control:

•

if the termination occurs prior to December 1, 2010, an amount equal to two times the sum of (x) Mr. Van Vliet’s then current base salary plus (y) Mr. Van Vliet’s target annual cash incentive, which amount (solely for purposes of determining payments following a termination by us without cause or by Mr. Van Vliet with good reason) will be determined by the Board of Directors in its sole discretion at the time of such termination and will not exceed 50 percent of Mr. Van Vliet’s then-current base salary; or

•

if the termination occurs on or after December 1, 2010, an amount equal to two times the sum of (x) Mr. Van Vliet’s then current base salary plus (y) Mr. Van Vliet’s target annual cash incentive for the then-current year of the term (provided, however, solely for purposes of determining payments following a termination by us without cause or by Mr. Van Vliet with good reason, that in the event we have not adopted an annual cash incentive plan or similar policy with respect to any applicable year, the annual cash incentive for such year will be an amount equal to 50 percent of Mr. Van Vliet’s then-current base salary; and, provided further, that if such termination occurs after the initial term of the agreement, the average of the annual cash incentive earned by Mr. Van Vliet for the two calendar years immediately preceding the year of termination will replace “target annual cash incentive”).

Pursuant to the agreement, we will make a tax gross-up payment to Mr. Van Vliet under certain circumstances in the event he is required to pay any excise tax imposed on any amounts or benefits payable in connection with a change of control pursuant to Section 4999 of the Internal Revenue Code; provided, however, that in the event the aggregate value of the total amounts and benefits payable to Mr. Van Vliet in connection with a change of control exceeds three times his “base amount,” as defined in Section 280G(b)(3) of the Internal Revenue Code (the “Parachute Threshold”), by less than 10%, one or more of the amounts or benefits payable to Mr. Van Vliet will be reduced so that the aggregate value of such amounts and benefits is $1.00 less than the Parachute Threshold.

For a period of 36 months immediately following termination, regardless of how, when or why Mr. Van Vliet’s employment ends, he may not, among other things, compete with us, solicit our customers or employees or interfere with any of our suppliers, all as more fully described in the agreement.

Mr. Kanterman (Former Chief Financial Officer)

We previously entered into an employment and confidential information agreement with Mr. Kanterman, former Vice President and Chief Financial Officer, that commenced on January 26, 2004, and which was amended effective March 23, 2008 upon his appointment as Chief Financial Officer, and on December 31, 2008. The employment and confidential information agreement, which remained in full force and effect during fiscal year 2009, renewed for successive 12-month periods unless terminated by us or Mr. Kanterman. The employment and confidential information agreement stated that Mr. Kanterman was eligible to receive an incentive bonus based on his participation in an Incentive Compensation Plan. As previously discussed, for fiscal year 2009, no bonuses or annual incentive awards were paid to any named executive officers.

The employment and confidential information agreement also contained restrictive covenants preventing Mr. Kanterman from competing against us or soliciting our customers or employees for a period of 36 months after the end of his employment.

On September 2, 2009, Mr. Kanterman ceased serving as our Vice President and Chief Financial Officer as of that date. In connection with the foregoing, on December 14, 2009, we entered into a separation agreement and general release (the “Separation Agreement”) and a consulting and confidentiality agreement (the “Consulting Agreement”) with Mr. Kanterman, each effective as of September 2, 2009. The terms of the Separation Agreement and the Consulting Agreement are described below.

Separation Agreement—The Separation Agreement provides, among other things, that subject to Mr. Kanterman abiding by the terms of the Separation Agreement, and in consideration of Mr. Kanterman’s release of claims and Mr. Kanterman’s other covenants and agreements contained in the Separation Agreement, we agree to provide the following benefits to Mr. Kanterman:

•

We will enter into the Consulting Agreement with Mr. Kanterman, which provides for an annual compensation rate (the “Compensation Rate”) of $330,000, an amount equal to his annual base salary as of September 2, 2009 (the “Separation Date”), payable in equal monthly installments as more fully described in the Consulting Agreement.

•

We will pay Mr. Kanterman on June 30, 2010 an amount of $40,000, which represents the retention bonus to which Mr. Kanterman would have become entitled had his employment continued, upon the condition that Mr. Kanterman satisfactorily performs his duties under the Separation Agreement, the Consulting Agreement and our policies.

•

For the period beginning on the Separation Date and ending on September 2, 2010, we will continue to provide, or cause our affiliates to provide, health (including medical, vision and dental), life and disability insurance to Mr. Kanterman and his family on terms and conditions available to our executive officers.

•	Mr. Kanterman waives any and all rights to stock options held by him immediately prior to the Separation Date.

•

Mr. Kanterman will receive a payment of $50,000 (the “Initial Payment”) and a gross-up payment (the “Gross-Up Payment”) in an amount such that after payment by Mr. Kanterman of all taxes imposed on the Initial Payment and the Gross-Up Payment, Mr. Kanterman retains an amount equal to the Initial Payment.

We previously entered into an indemnification agreement dated October 24, 2008 with Mr. Kanterman, in his capacity as a member of the Board of Directors, which is and will remain in effect. The existing rights of Mr. Kanterman pursuant to such agreement with regard to indemnification, advancement of expenses, insurance and exculpation from liability as described in such agreement are unaffected by the Separation Agreement.

We and Mr. Kanterman agree to release and discharge each other from any and all claims we have or may have one against the other, and that such releases and discharges extend to themselves and to certain released parties, all as set forth in the Separation Agreement.

Consulting Agreement—The Consulting Agreement provides, among other things, for a term of one year, beginning on September 2, 2009. Beginning on such date, Mr. Kanterman agrees to provide consulting services to us in the financial field, as requested by us, including but not limited to assistance in transition of responsibilities and ongoing continuity of Mr. Kanterman’s former job functions. During the term of the Consulting Agreement, we agree to pay Mr. Kanterman the Compensation Rate and will reimburse Mr. Kanterman for all travel and related expenses incurred as a result of his consulting services, provided we have approved such expenses in advance.

Please see “—Potential Payments Upon Termination or Change-in-Control” for a description of the benefits pursuant to the Separation Agreement and the Consulting Agreement.

Mr. Anderson (Former President and Chief Executive Officer of ETHEX Corporation)

We previously entered into an employment agreement with Mr. Anderson, President and Chief Executive Officer of ETHEX. Mr. Anderson’s initial employment agreement with us commenced on May 23, 1994 and was subsequently amended on May 5, 1997, February 16, 2000, February 20, 2006 and December 31, 2008. The employment agreement, which remained in full force and effect during fiscal year 2009, had a term that would have expired on March 31, 2011 and provided for a renewal for successive 12-month periods thereafter until terminated by us or Mr. Anderson. In connection with his appointment as President and Chief Executive Officer of ETHEX, the Board of Directors increased Mr. Anderson’s annual base salary from $357,365 to $400,000 in December 2008. Prior to his appointment as President and Chief Executive Officer of ETHEX, Mr. Anderson served as Vice President, Industry Presence and Development.

The employment agreement permitted Mr. Anderson to terminate the employment agreement by giving us notice (1) three months prior to the end of the initial term or a successive term or (2) at any time in the event he experienced health problems that required his retirement from a business career. The agreement provided that it would have terminated six months after notice was given, unless Mr. Anderson was disabled and unable to carry out the duties of his position, in which case the agreement would have terminated earlier. Unless otherwise notified by us, Mr. Anderson would have been required under the agreement to continue to perform his duties as an employee for six months after giving notice. He would have received his standard compensation while continuing to perform his duties as an employee.

The employment agreement allowed us to terminate the agreement for any reason or for “cause” (as such term is defined in the agreement). If the agreement had been terminated by us not for cause, Mr. Anderson would have been entitled to receive no less than one-half of his annual base salary, reduced by usual withholdings, payable in twelve equal monthly installments. In addition, Mr. Anderson would have received, at our expense, continued medical, disability, life insurance and other insurance coverage for twelve months or until Mr. Anderson obtained other full-time, non-temporary employment which provided comparable coverage. In addition, all stock options held by Mr. Anderson would have become fully vested on the day of termination and remained exercisable for six months thereafter or until Mr. Anderson obtained other full-time, non-temporary employment, if earlier.

In the event we had terminated the agreement for cause, Mr. Anderson would not have been entitled to any severance pay.

If, within two years following a change of control (as such term is defined in the agreement), Mr. Anderson’s employment had terminated, involuntarily, with or without cause, for any reason whatsoever (except the death or disability of Mr. Anderson), he would have been entitled to receive a lump sum payment equal to the sum of (1) 1.5 times the greater of (a) his base salary immediately prior to the date of termination or (b) his base salary in effect immediately prior to the date on which the change of control occurred and (2) Mr. Anderson’s bonus which would have been payable in respect of the eighteen month period beginning on the date of termination if Mr. Anderson had continued in his position. The bonus would have been equal to the average of the bonuses Mr. Anderson received during the three most recent complete bonus years. Mr. Anderson would have received continued welfare benefits, such as health, life, dental and accidental death and dismemberment insurance, for a period of twenty-four months. In addition, unless the related option agreements provided otherwise, all stock options held by Mr. Anderson would have become fully vested and transferrable on the day of termination and remained exercisable for ninety days thereafter.

The employment agreement also provided that for a period of 36 months immediately following termination, regardless of how, when or why Mr. Anderson’s employment ended, he was not permitted to, among other things, compete with us, solicit our customers or employees or interfere with any of our suppliers, all as more fully described in the agreement.

On April 22, 2010, Mr. Anderson resigned as President and Chief Executive Officer of ETHEX. The resignation became effective on April 30, 2010. In connection with his resignation, we, ETHEX and Mr. Anderson entered into a Voluntary Resignation Agreement and Release of Claims (the “Resignation Agreement”). The terms of the Resignation Agreement are described below.

Mr. Anderson voluntarily resigned from all positions, offices and corresponding duties and responsibilities as President and Chief Executive Officer and an employee of ETHEX and as an agent of us and ETHEX (together, the “KV Companies”), effective April 30, 2010 (the “Effective Resignation Date”).

The Resignation Agreement provides that, immediately following the Effective Resignation Date and for a period of twelve (12) months thereafter (the “Consulting Period”), Mr. Anderson will provide consulting and advisory services to, or on behalf of, the KV Companies, as may be requested from time to time by the KV Companies, as more fully described in the Resignation Agreement (the “Consulting Services”). Mr. Anderson also will make himself available upon reasonable notice to provide Consulting Services, not to exceed 25 hours per week or 12 days per month, unless otherwise agreed to in writing by the parties.

The Resignation Agreement also provides that during the Consulting Period, the KV Companies will:

•

pay Mr. Anderson, in twelve (12) equal monthly installments, an amount equal to his annual base salary at the time of his voluntary termination, less regular withholdings and deductions (the “Consulting Payments”). In the event Mr. Anderson obtains other full-time, non-temporary employment and is unavailable to provide the level of Consulting Services specified in the Resignation

Agreement, all future Consulting Payments will immediately cease. In the event Mr. Anderson obtains other full-time, non-temporary employment but still remains available to provide the Consulting Services, we will continue to pay Mr. Anderson in an amount equal to one-half of his Consulting Services.

•

provide Mr. Anderson, at the expense of the KV Companies, with medical, disability and life insurance coverage and any other coverages of the same or similar types, and in the same or similar amounts, as the KV Companies provided to Mr. Anderson as of the Effective Resignation Date. This continued insurance coverage will cease if Mr. Anderson obtains other full-time, non-temporary employment which provides insurance coverage.

Please see “—Potential Payments Upon Termination or Change-in-Control” for a description of these benefits.

The Resignation Agreement also provides that the restrictive covenants set forth in the employment agreement remain in place. In addition, Mr. Anderson agrees to keep the KV Companies advised of his employment and the identity and location of his employer’s business. Mr. Anderson also released and discharged the KV Companies and certain related released parties from all claims, all as set forth in the Resignation Agreement.

Mr. Divis (President of Ther-Rx Corporation)

We previously entered into an employment and confidentiality agreement with Mr. Divis, President of Ther-Rx Corporation that commenced on July 20, 2007 and remained in full force and effect during fiscal year 2009. On November 19, 2009, we entered into a new employment agreement with Mr. Divis, which replaced and superseded in its entirety the employment and confidentiality agreement. Both agreements are described below.

Employment and confidentiality agreement—The employment and confidentiality agreement automatically renewed for successive 12-month periods unless terminated by us or Mr. Divis. Under the terms of the employment and confidentiality agreement, Mr. Divis was entitled to benefits if his employment is terminated by us without cause. The employment and confidentiality agreement also contained restrictive covenants preventing Mr. Divis from competing against us or soliciting our customers or employees for a period of 36 months after the end of his employment.

Employment agreement entered into November 19, 2009—The agreement has an initial term that ends on December 31, 2011. The term will automatically extend for successive twelve month periods unless terminated by us or Mr. Divis by written notice at least 180 days prior to the expiration of the then current term. In addition, if a change of control (as such term is defined in the agreement) occurs during the term, the agreement will not expire prior to the second anniversary of the date of consummation of the change of control.

Pursuant to the agreement, Mr. Divis receives a base salary of $335,000 per annum, which will be reviewed annually and may be increased at the discretion of the Board of Directors or the Compensation Committee. Mr. Divis is eligible to receive an annual cash bonus based on performance objectives established by the Compensation Committee each year, provided that we, in our discretion, elect to put into effect an annual cash incentive plan or similar policy with respect to any applicable year.

We may terminate the agreement (1) immediately for “cause” (as defined in the agreement) upon written notice to Mr. Divis, (2) without cause upon 30 days’ advance written notice or (3) upon Mr. Divis’ disability (as defined in the agreement) upon 30 days’ advance written notice. Any determination that Mr. Divis should be terminated for cause may be made during or after the term of the agreement and must be approved by no fewer than sixty-six and two-thirds (66-2/3) percent of the directors then serving on the Board of Directors; provided, however, that if Mr. Divis is a member of the Board of Directors, he will not participate in such vote, and a determination of cause may be made by no fewer than sixty-six and two-thirds (66-2/3) percent of the remaining directors then serving on the Board of Directors.

Mr. Divis may resign his employment upon giving us at least 120 days’ advance written notice. In addition, subject to certain notice and cure periods provided in the agreement, Mr. Divis may resign from his employment with us for “relocation,” which is defined as the relocation of Mr. Divis’ principal place of employment to a place more than 75 miles from his principal place of employment as of the effective date of the Divis Agreement.

In the event that Mr. Divis’ employment is terminated by us without cause or by Mr. Divis upon relocation, subject to Mr. Divis’ compliance with the provisions of the agreement and the execution by Mr. Divis of a general release of claims, as set forth in the agreement, we will pay or provide to Mr. Divis the following. Please see “—Potential Payments Upon Termination or Change-in-Control” for a description of these benefits:

•

continued participation in our plans providing medical, dental and vision insurance benefits, as applicable, for the 18 month period following the termination date; provided that, such welfare plan coverage will cease if Mr. Divis obtains other full time employment providing for comparable welfare plan benefits prior to the expiration of such 18 month period; and

•

the following amount to be paid (1) over a period of 12 months in equal bi-weekly installments, less deductions as required by law, if the termination occurs prior to a change of control (as defined in the agreement) or (2) in a lump sum, less deductions as required by law, if the termination occurs within 12 months of a change of control: an amount equal to one times the sum of (x) Mr. Divis’ then current base salary plus (y) Mr. Divis’ target annual cash incentive for the then-current year of the term (provided, however, solely for purposes of determining payments following a termination by us without cause or by Mr. Divis upon relocation, that in the event we have not adopted an annual cash incentive plan or similar policy with respect to any applicable year, the annual cash incentive for such year will be an amount equal to 25 percent of Mr. Divis’ then-current base salary; and, provided further, that if such termination occurs after the initial term of the agreement, the average of the annual cash incentive earned by Mr. Divis for the two calendar years immediately preceding the year of termination will replace “target annual cash incentive”).

Pursuant to the agreement, we will make a tax gross-up payment to Mr. Divis under certain circumstances in the event he is required to pay any excise tax imposed on any amounts or benefits payable in connection with a change of control pursuant to Section 4999 of the Internal Revenue Code; provided, however, that in the event the aggregate value of the total amounts and benefits payable to Mr. Divis in connection with a change of control exceeds three times his “base amount,” as defined in Section 280G(b)(3) of the Internal Revenue Code (the “Parachute Threshold”), by less than 10%, one or more of the amounts or benefits payable to Mr. Divis will be reduced so that the aggregate value of such amounts and benefits is $1.00 less than the Parachute Threshold.

For a period of 36 months immediately following termination, regardless of how, when or why Mr. Divis’ employment ends, he may not, among other things, compete with us, solicit our customers or employees or interfere with any of our suppliers, all as more fully described in the agreement.

Mr. Chibnall (Former Vice President, Finance and Chief Accounting Officer)

We previously entered into an employment agreement with Mr. Chibnall, Vice President, Finance and Chief Accounting Officer. Mr. Chibnall’s initial employment agreement with us commenced on December 22, 1995, and was subsequently amended on February 1, 2000, April 1, 2005 and December 31, 2008.

On February 19, 2010, Mr. Chibnall ceased serving as our Vice President, Finance and Chief Accounting Officer as of that date. In connection with the termination of his employment by us not for cause, Mr. Chibnall will receive one-half of his annual base salary, reduced by usual withholdings, payable in six equal monthly installments. Mr. Chibnall will also receive, at our expense, continued medical, disability, life insurance and other insurance coverage for six months or until Mr. Chibnall obtains other full-time, non-temporary employment which provides comparable coverage. In addition, all stock options held by Mr. Chibnall became fully vested on the day of termination and remain exercisable for six months thereafter or until Mr. Chibnall obtains other full-time, non-temporary employment, if earlier. Please see “—Potential Payments Upon Termination or Change-in-Control” for a description of these benefits.

Pursuant to the agreement, Mr. Chibnall agreed to provide reasonable and necessary services to assist us in the transition of responsibilities and ongoing continuity of his job function unless we do not request such services. In addition, for a period of 36 months immediately following termination, Mr. Chibnall may not, among other things, compete with us, solicit our customers or employees or interfere with any of our suppliers, all as more fully described in the agreement.

In addition, effective March 2, 2010, we entered into an agreement and release (the “Release”) with Mr. Chibnall. Pursuant to the Release, Mr. Chibnall agrees to release our company from any and all claims arising out of Mr. Chibnall’s employment with our company, all as set forth in the Release. Mr. Chibnall will receive a payment in the amount of one-twelfth of his annual base salary.

Also effective March 2, 2010, we entered into an amendment to Mr. Chibnall’s employment agreement, which provides that in the event that any amounts payable to Mr. Chibnall in connection with his termination are subject to Section 409A of the Internal Revenue Code and are not subject to a related exception, such payments will be paid to Mr. Chibnall in a single sum as of the first day of the seventh month following the month in which payment would otherwise have commenced, together with interest on such amounts.

Mr. M. Hermelin (Former Chief Executive Officer)

As previously disclosed, on December 5, 2008, the Board of Directors terminated the employment agreement of Mr. M. Hermelin, our former Chief Executive Officer. Mr. M. Hermelin has informed us, however, that he believes he effectively retired from his employment with us prior to the termination of his employment agreement on December 5, 2008 by the Board of Directors.

The employment agreement with Mr. M. Hermelin commenced in 1996 and was extended in November 2004 through March 2010. It provided for automatic renewals for successive 12-month periods thereafter unless terminated by Mr. M. Hermelin or us. Pursuant to the terms of his employment agreement, Mr. M. Hermelin’s base compensation increased annually by the greater of the consumer price index or 8%. In addition, Mr. M. Hermelin was entitled to receive an incentive bonus calculated as a percentage of our company’s net income. For purposes of calculating the bonus, net income was adjusted to exclude the expense associated with the accrual of the bonus and any charges associated with in-process research and development. In addition, the bonus was reduced to reimburse our company for the cost of a personal assistant supplied by us to assist Mr. M. Hermelin with personal financial matters. Mr. M. Hermelin’s bonus was based on the following formula:

Net Income	Bonus %
Below $200,000	0%
$200,000—$600,000	5%
$600,000—$3,000,000	7%
3,000,000—$5,000,000	6%
$5,000,000—$10,000,000	5%
Over $10,000,000	4%

The bonus was payable in one or more of the following forms: stock options, shares of restricted stock, discounted stock options or cash, as agreed upon by us and Mr. M. Hermelin. Because his employment was terminated prior to the end of the fiscal year, Mr. M. Hermelin did not receive an incentive bonus with respect to fiscal year 2009. Mr. M. Hermelin was also provided the use of a company vehicle and an annual allowance up to $10,000 for personal financial planning services. Mr. M. Hermelin had the option to elect to defer up to 50% of his base salary and up to 100% of any bonus during his employment pursuant to the terms of a Deferred Compensation Plan effective January 1, 1997. During fiscal year 2009, Mr. M. Hermelin did not elect to defer any compensation.

Mr. M. Hermelin was provided life insurance policies, which are currently in effect. The related premiums are to be repaid to us out of policy proceeds, in accordance with split-dollar agreements between us and

Mr. M. Hermelin dated July 1, 1990, November 8, 1991 and June 9, 1999. Mr. M. Hermelin has the right to name the beneficiaries of these insurance policies. Mr. M. Hermelin was entitled to participate in our group life and health insurance programs or other comparable coverage at our expense for the duration of his life.

The employment agreement also provided for certain retirement benefits, as well as certain benefits if Mr. M. Hermelin’s employment had been terminated following a change in control of our company.

In 2004, the Compensation Committee engaged Watson Wyatt, a compensation, employee benefit and human resources consulting firm, to review the terms of Mr. M. Hermelin’s employment agreement to determine if his compensation package and contract terms were fair and reasonable relative to industry standards and comparable peer groups. Watson Wyatt concluded that the sum of the financial components in the employment agreement was competitive with the median total direct compensation of comparable peer group companies. While Mr. M. Hermelin’s salary and bonus were at the high end of the range within the group, long-term incentives were lower, resulting in total compensation below the peer group’s median.

In reaching its conclusion, Watson Wyatt compared Mr. M. Hermelin’s compensation to a peer group of 13 companies in the pharmaceutical industry similar in size to our company. The peer group considered by Watson Wyatt included the following companies: Perrigo, Cephalon, Pharmaceutical Res, Valeant Pharm, Endo, Eon, American Pharma, Sepracor, Kos, Medicis, Ligand, Regeneron and Nektar. Mr. M. Hermelin’s total direct compensation (base salary, bonus and stock option grants) was between the 25th percentile and median of the peer group. Mr. M. Hermelin’s base salary and bonus were in the top quartile of the peer group, whereas his long-term incentives were below the 25th percentile of the peer group.

The Compensation Committee also reviewed a Bank of America report on chief executive officer compensation in the specialty pharmaceutical industry. The Bank of America report reviewed compensation practices of 21 specialty pharmaceutical companies. The companies included in the report were as follows: Cephalon, Mylan, Allergan, Shire, Alcon, Bausch & Lomb, Ivax, Forest, Biovail, Barr, Watson, Alpharma, KV Pharmaceutical, Eon Labs, Cubist, Andrx, King, Sepracor, AAI Pharma, Teva, and Elan. Based on the report, Mr. M. Hermelin’s then total compensation package of $2.6 million was less than both the median and average total compensation packages of $3.6 million and $4.5 million paid to chief executive officers in the specialty pharmaceutical sector. The study also provided, and the Compensation Committee considered, the mix of cash and non-cash (such as stock options) in chief executive officer compensation packages, the dilutive effect of stock options granted to chief executive officers, and stock option compensation paid to the peer group chief executive officers.

Mr. Bentley (Former Senior Vice President and General Counsel)

On January 16, 2009, we gave written notice to Mr. Bentley that the employment and confidential information agreement dated April 24, 2006 and the letter agreement dated March 23, 2006 would terminate at the end of the 120-day notice period provided for in the employment agreement. In addition, we removed Mr. Bentley as Senior Vice President and General Counsel, effective immediately.

The employment agreement commenced on April 24, 2006 and automatically renewed for successive 12-month periods until terminated by us or Mr. Bentley.

Under the terms of his employment agreement, Mr. Bentley was entitled to benefits following the termination of his employment agreement. Please see “—Potential Payments Upon Termination or Change-in-Control” for a description of these benefits.

The employment agreement also contained restrictive covenants preventing Mr. Bentley from competing against us or soliciting our customers or employees for a period of 36 months after the end of his employment.

Summary Compensation Table

The following table sets forth certain information regarding the annual and long-term compensation for services rendered to us in all capacities for the fiscal years ended March 31, 2009, 2008 and 2007 of those persons who were (1) our principal executive officer, (2) our principal financial officer, (3) the three most highly compensated executive officers, other than the principal executive officer and principal financial officer, who were serving as executive officers at fiscal year end, and (4) two individuals, Marc S. Hermelin and Gregory S. Bentley, who were not serving as executive officers at the end of the fiscal year ended March 31, 2009 but would have been deemed named executive officers had they been serving as executive officers at such fiscal year end (each, a “named executive officer” and collectively, the “named executive officers”).

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)		Option Awards ($) (1)		Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)
David A. Van Vliet,	2009	471,700		—		201,864		—	—	7,712	681,276
Interim President and Interim Chief Executive Officer	2008	371,035		52,628		144,549		64,500	—	8,768	641,480
	2007	176,641	(5)	72,916	(6)	74,914	(6)	—	—	3,170	327,641

Ronald J. Kanterman,	2009	330,000		30,000	(7)	87,648		—	—	8,276	455,924
Former Vice President, Treasurer and Chief Financial Officer	2008	298,975		—		34,470		42,900	—	8,510	384,855
	2007	280,420		35,000		34,296		—	—	5,726	355,442

Michael S. Anderson,	2009	371,577		—		153,555		—	—	13,372	538,503
President and Chief Executive Officer, ETHEX Corporation	2008	344,300		75,000		113,186		—	—	12,918	545,404
	2007	332,000		166,000	(8)	113,028		—	—	13,582	624,610

Gregory J. Divis, Jr.,	2009	335,000		—		68,911		—	—	8,716	412,627
President, Ther-Ex Corporation	2008	223,333		—		28,813		54,200	—	17,189	323,535
	2007	—		—		—		—	—	—	—

Richard H. Chibnall,	2009	252,252		30,000	(7)	56,236		—	—	432,281	770,769
Former Vice President, Finance and Chief Accounting Officer	2008	252,252		—		58,911		45,000	—	7,968	364,131
	2007	239,680		—		62,076		63,500	—	7,714	372,970

Marc S. Hermelin,	2009	1,087,917		—		1,778		—	0	711,968	1,801,663
Former Chairman of the Board of Directors and Former Chief Executive Officer	2008	1,383,847		—		—		4,276,735	2,232,000	768,730	8,661,312
	2007	1,281,764		—		—		2,545,857	877,000	602,652	5,307,273

Gregory S. Bentley,	2009	288,058		—		32,305		—	—	99,465	419,828
Former Senior Vice President and Former General Counsel	2008	315,680		—		25,105		94,500	—	12,705	447,990
	2007	273,071		90,000		18,863		—	—	3,884	385,818

(1)	Option awards represent the compensation expense recognized by us for financial statement reporting purposes for fiscal year 2009 in accordance with SFAS 123(R). Grant date fair value is based on the Black-Scholes option pricing model on the date of grant. For additional discussion of the valuation assumptions used in determining the compensation expense, see Note 19—“Stock-Based Compensation” of the Notes to the Consolidated Financial Statements included in the 2009 Form 10-K.
(2)	Non-equity incentive plan compensation represents payments under our annual cash incentive award programs. For additional discussion of our annual cash incentive award programs for the fiscal year ended March 31, 2009, see “—Compensation Discussion and Analysis—Components of Total Compensation—Annual cash incentives” above.
(3)	Under the terms of his employment agreement, Mr. M. Hermelin would potentially have been entitled to receive retirement compensation paid in the form of a single life annuity equal to 30% of his final average compensation payable each year beginning at retirement and continuing for the longer of ten years or life. Based on this agreement, we recognized expense of $1,752,000, $2,232,000 and $877,000 for fiscal years 2009, 2008 and 2007, respectively, in accordance with APB No. 12, Omnibus Opinion, as amended by SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other than Pensions (“APB 12”), based on an annual actuarial valuation of the liability assuming retirement at age 75.

As previously disclosed, on December 5, 2008, the Board of Directors terminated the employment agreement with Mr. M. Hermelin “for cause” (as that term is defined in such employment agreement). Due to the termination of his employment agreement “for cause,” Mr. M. Hermelin is not entitled to any severance benefits. In addition, as a result of Mr. M. Hermelin’s termination “for cause,” we also determined we were no longer obligated for the retirement benefits specified in the employment agreement. Mr. M. Hermelin has informed us, however, that he believes he effectively retired from his employment with us prior to the termination of his employment agreement on December 5, 2008 by the Board of Directors.

(4)	All other compensation for the fiscal year ended March 31, 2009 includes the following:

Name	Car Allowance ($)	401(k) Match ($)	Split Dollar Life Insurance ($)	Group Term Life Insurance ($)	Other Compensation ($)	Total Other Compensation ($)
David A. Van Vliet	20	7,530	—	162	—	7,712
Ronald J. Kanterman	—	8,105	—	171	—	8,276
Michael S. Anderson	4,570	8,269	—	533	—	13,372
Gregory J. Divis, Jr.	—	7,829	—	59	828	8,716
Richard H. Chibnall	8,989	7,817	—	167	415,308	432,281
Marc S. Hermelin	607	4,566	395,669	718	310,408	711,968
Gregory S. Bentley	2,953	8,739	—	274	87,499	99,465

During fiscal year 2009, we provided a company owned or leased vehicle to certain named executive officers as set forth above. At the end of each annual period ending October 31, each executive officer is required to indicate to us the personal usage made of the vehicle. The value of such usage, which is calculated on the basis of the value of the vehicle and the miles driven for personal use, is attributed to the executive officer as taxable income.

Other compensation for Mr. M. Hermelin includes $395,669 for the fiscal year ended March 31, 2009 of premiums paid by us under split-dollar life insurance agreements with Mr. M. Hermelin dated July 1, 1990, November 8, 1991 and June 9, 1999. Under the terms of the agreements, the policies are collaterally assigned to us to secure repayment of the premiums paid by us, which are to be paid out of the cash surrender value of the policies if the policies are terminated or canceled, or from the death benefit proceeds if Mr. M. Hermelin should die while the agreements and policies remain in force. Mr. M. Hermelin has the right to name the beneficiaries of these insurance policies. The policies have a total death benefit of $19,500,000. Cumulative premiums paid since the date of the agreements total $5,023,386.

Other perquisites for Mr. M. Hermelin include the following:

Disability Insurance—Under the terms of his employment agreement, we were required to provide disability insurance for Mr. M. Hermelin equal to 60% of his base salary. The value of the disability protection was imputed to Mr. M. Hermelin in order for the ultimate disability benefits to be tax-free. The amount of compensation relative to this perquisite for the fiscal year ended March 31, 2009 was $7,035.

Vacation Payout—Under the terms of his employment agreement, Mr. M. Hermelin was entitled to either carry over up to eight weeks of vacation days accrued during the fiscal year to the next fiscal year or to receive a cash payment equal to the pro rata amount of his base salary for the portion of his accrued vacation days not taken. The amount of the cash equivalent of vacation days paid to Mr. M. Hermelin was $310,408 for the fiscal year ended March 31, 2009.

Tax Gross-up—Represents the amount payable under the employment agreement for taxes due on the imputed value of life and disability insurance. The amount of tax gross-up was $54,984 for the fiscal year ended March 31, 2009.

Other compensation for Mr. Chibnall includes a tax gross-up payment for disqualified incentive stock options in the amount of $415,308. As a result of an inadvertent disqualification of certain incentive stock options granted to Mr. Chibnall in prior years, he incurred additional tax liabilities upon exercising such options during fiscal year 2009. We provided a tax gross-up to Mr. Chibnall in the amount of the additional tax liabilities incurred as a result of such option exercises during fiscal year 2009. We also provided similar tax gross-up payments for disqualified incentive stock options to other employees who also incurred additional tax liabilities upon exercise of such options during fiscal year 2009. See “—Compensation Discussion and Analysis—Components of Total Compensation—Indirect Compensation—Tax gross-up for disqualified incentive stock options” above.

Other compensation for Mr. Bentley includes severance pay in the amount of $53,846, calculated based on his salary, and a vacation payout in the amount of $33,653. Mr. Bentley was entitled to this compensation as a result of the termination of his employment agreement, as described under “Employment Arrangements with Named Executive Officers—Mr. Bentley (Former Senior Vice President and General Counsel)” above.

(5)	Mr. Van Vliet joined our company in October 2006. His salary for fiscal year 2007 covers the period of October 1, 2006 through March 31, 2007.
(6)	Mr. Van Vliet was guaranteed a bonus of $72,916 for fiscal year 2007 under the terms of his employment offer. In addition, he received a stock option grant of 100,000 shares of Class A Common Stock under the terms of the K-V Pharmaceutical Company 2001 Incentive Stock Option Plan in fiscal year 2007.
(7)	Messrs. Kanterman and Chibnall each received a one-time bonus of $30,000 in recognition of their efforts in connection with completing the restatement of our interim and annual financial statements for the fiscal year ended March 31, 2007 after the conclusion of a review by the Option Special Committee of our stock option grant practices.

(8)	Mr. Anderson was guaranteed a one-time bonus of $166,000 for fiscal year 2007 under the terms of his Fiscal Year 2007 Incentive Compensation Plan.
(9)	Mr. Divis joined our company in July 2007. His salary for fiscal year 2008 covers the period of July 1, 2007 through March 31, 2008.

Grants of Plan-Based Awards

The following table provides information about equity and non-equity awards granted to named executive officers for the fiscal year ended March 31, 2009:

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
		Threshold ($)	Target ($)	Maximum ($)
David A. Van Vliet (4)	01/13/2009	—	—	—	150,000	2.95	249,644
		—	235,850	235,850	—	—	—

Ronald J. Kanterman	01/13/2009	—	—	—	50,000	2.95	83,215
		—	66,000	66,000	—	—	—

Michael S. Anderson	01/13/2009	—	—	—	70,000	2.95	116,501
		—	92,894	92,894	—	—	—

Gregory J. Divis, Jr.	01/13/2009	—	—	—	70,000	2.95	116,501
		—	117,250	117,250	—	—	—

Richard H. Chibnall		—	75,676	75,676	—	—	—

Marc S. Hermelin (5)	01/13/2009	—	—	—	15,000	2.95	24,964

Gregory S. Bentley		—	102,594	102,594	—	—	—

(1)	We adopted a cash incentive compensation plan for fiscal year 2009 for each named executive officer, other than Mr. M. Hermelin, to reward achievement of certain corporate objectives, as determined at the end of fiscal year 2009. As noted above under “—Compensation Discussion and Analysis—Components of Total Compensation—Annual cash incentives,” following the discontinuation of manufacturing and distribution of our products and the investigation by the FDA and related matters, in January 2009 we terminated all incentive compensation plans for fiscal year 2009. Consequently, none of the named executive officers received any annual cash incentive payments with respect to fiscal year 2009.

For additional discussion of our annual cash incentive award programs, see “—Compensation Discussion and Analysis—Components of Total Compensation—Annual cash incentives” above.

(2)	On January 12, 2009, the Board of Directors, at the recommendation of the Compensation Committee, granted options to purchase shares of our Class A Common Stock to the named executive officers and the directors. Options granted to the named executive officers have a ten year term, an exercise price equal to the closing price of the Class A Common Stock on the NYSE on January 13, 2009 ($2.95 per share), and vest annually over three years (33% on the first anniversary date, 33% on the second anniversary date and 34% on the third anniversary date).

Mr. M. Hermelin, who no longer served as Chairman of the Board of Directors and Chief Executive Officer on January 12, 2009, received a grant of stock options to purchase 15,000 shares of Class A Common Stock in his capacity as director (not as an officer of our company). Such options have a ten year term, an exercise price equal to the closing price of the Class A Common Stock on the NYSE on January 13, 2009 ($2.95 per share), and vest in four equal quarterly installments beginning on March 31, 2009.

(3)

The grant date fair value of stock option awards is based on the Black-Scholes option pricing model using the fair value of the underlying shares at the measurement date, in accordance with SFAS 123(R). For additional discussion of the valuation assumptions used in determining the grant date fair value and the accounting for stock options, see Note 19—“Stock-Based Compensation” of the Notes to the Consolidated Financial Statements included in the 2009 Form 10-K.
(4)	We adopted two cash incentive plans for Mr. Van Vliet during fiscal year 2009. The first plan was effective from April 1, 2008 until July 31, 2008. The second plan was effective from August 1, 2008 until March 31, 2009. See “—Compensation Discussion and Analysis—Components of Total Compensation—Annual cash incentives” above for more information.
(5)	Mr. M. Hermelin’s employment agreement provided that annual incentive payments would be determined by applying the bonus formula in the employment agreement to our net income for fiscal year 2009, as determined at the end of fiscal year 2009. See the “—Employment Arrangements with Named Executive Officers—Mr. M. Hermelin (Former Chief Executive Officer)” section for a description of the formula. As described above, the Board of Directors terminated Mr. M. Hermelin’s employment agreement prior to the end of fiscal year 2009. As a result, Mr. M. Hermelin did not receive any annual incentive payments with respect to fiscal year 2009. Mr. M. Hermelin has informed us, however, that he believes he effectively retired from his employment with us prior to the termination of his employment agreement on December 5, 2008 by the Board of Directors.

Information as to Stock Options

The following tables list certain information concerning option exercises and option holdings as of the end of fiscal year 2009 of options held by the named executive officers to acquire shares of Class A Common Stock and Class B Common Stock.

Outstanding Equity Awards at Fiscal Year-end

	Number of Securities Underlying Unexercised Options (#) Exercisable			Number of Securities Underlying Unexercised Options (#) Unexercisable
Name	Class A Common Stock	Class B Common Stock		All listed are Class A Common Stock		Option Exercise Price ($)	Option Expiration Date
David A. Van Vliet	30,000	—		70,000	(3)	23.70	10/05/2016
	—	5,000	(1)	—		25.23	6/29/2009
	—	2,500	(2)	—		17.85	9/10/2009
	2,000	—		500	(4)	19.99	11/1/2010
	—	—		150,000	(5)	2.95	01/13/2019

Ronald J. Kanterman	15,000	—		10,000	(6)	24.56	3/26/2014
	5,000	—		20,000	(7)	24.96	3/31/2018
	—	—		50,000	(5)	2.95	01/13/2019

Michael S. Anderson	60,000	—		15,000	(8)	24.12	3/31/2011
	2,500	—		2,500	(9)	23.09	5/21/2014
	—	—		70,000	(5)	2.95	01/13/2019

Gregory J. Divis, Jr.	6,000	—		24,000	(10)	28.60	09/28/2017
	—	—		70,000	(5)	2.95	01/13/2019

Richard H. Chibnall	—	6,750	(11)	—		6.23	03/31/2009
	5,000	—		5,000	(12)	23.09	05/21/2014
	10,000	—		15,000	(13)	19.99	11/01/2015

Marc S. Hermelin	3,750	—		11,250	(14)	2.95	01/13/2019

Gregory S. Bentley	—	—		25,000	(15)	18.66	6/30/2016

(1)	Option granted on 6/29/2004 and vests ratably as to 20% per year from date of grant.
(2)	Option granted on 9/10/2004 and vests ratably as to 20% per year from date of grant.
(3)	Option granted on 10/05/2006 and vests ratably as to 10% per year from date of grant.
(4)	Option granted on 11/01/2005 and vests ratably as to 20% per year from date of grant.

(5)	Option granted on 1/13/2009 and vests ratably as to 33.33% the first two years from date of grant and 33.34% the third year from date of grant.
(6)	Option granted on 3/26/2004 and vests ratably as to 10% per year from date of grant.
(7)	Option granted on 3/31/2008 and vests ratably as to 10% per year from date of grant.
(8)	Option granted on 3/31/2006 and vests ratably as to 20% per year from date of grant.
(9)	Option granted on 5/21/2004 and vests ratably as to 10% per year from date of grant.
(10)	Option granted on 9/28/2007 and vests ratably as to 10% per year from date of grant.
(11)	Option granted on 3/31/1999 and vests ratably as to 10% per year from date of grant.
(12)	Option granted on 5/21/2004 and vests ratably as to 10% per year from date of grant.
(13)	Option granted on 11/1/2005 and vests ratably as to 10% per year from date of grant.
(14)	Option granted to Mr. M. Hermelin in his capacity as director on 1/13/2009 and vests in four equal quarterly installments beginning on March 31, 2009.
(15)	Option granted on 6/30/2006 and vests ratably as to 10% per year from date of grant.

Option Exercises and Stock Vested

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (a)
Michael S. Anderson	3,375	—
Richard H. Chibnall	4,250	—

(a)	Value realized on exercise is determined based on the difference between the market price of the stock on the date of exercise and the exercise price. Shares are considered exercised upon completion of a two-year forfeiture period.

Potential Payments Upon Termination or Change-in-Control

Certain of the our named executive officers are entitled, pursuant to employment agreements, to benefits upon termination of employment or termination of employment after a change of control of our company. The following discussion provides information with respect to payments which named executive officers are entitled to receive upon termination of employment or following termination resulting from a change in control of our company. The dollar amounts described below assume that the triggering event for each named executive officer occurred at March 31, 2009. For additional discussion regarding employment agreements with named executive officers, including discussion of conditions and obligations applicable to the receipt of the payments described below, see “—Employment Arrangements with Named Executive Officers” above.

David A. Van Vliet

As described above under “—Employment Arrangements with Named Executive Officers,” on November 23, 2009, we entered into a new employment agreement with Mr. Van Vliet that supersedes the employment agreement that was in effect during fiscal year 2009. Assuming that the employment agreement entered into with Mr. Van Vliet on November 23, 2009 was in effect on March 31, 2009, Mr. Van Vliet would have been entitled to benefits if his employment had been terminated by us without cause or by him for good reason, including if such termination occurred following a change of control of our company, subject to his compliance with the provisions of the agreement and the execution by Mr. Van Vliet of a general release of claims. In either case, Mr. Van Vliet would have been entitled to (1) continued benefits over an 18-month period and (2) severance pay equal to two times the sum of (x) Mr. Van Vliet’s then current base salary plus (y) Mr. Van Vliet’s target annual cash incentive, which target annual cash incentive (solely for purposes of determining payments following termination) would have been determined by the Board of Directors in its sole discretion at the time of such termination and would not have exceeded 50 percent of Mr. Van Vliet’s then-current base salary. Such severance pay would have been paid over a period of 12 months in equal bi-weekly installments, less deductions as required by law, or in a lump sum, less deductions as required by law, if the termination had occurred within 12 months of a change of control. (As described above under “—Employment

Arrangements with Named Executive Officers,” if the termination were to occur after December 1, 2010, a different calculation would be used to determine Mr. Van Vliet’s target annual cash incentive for purposes of determining payments following termination.)

Assuming that Mr. Van Vliet’s employment had been terminated as of March 31, 2009 by us without cause or by him for good reason, regardless of whether following a change of control of our company, the value of these benefits would have been approximately $1,589,823, calculated as follows:

2x Annual base salary	$1,050,000
2x Target annual cash incentive (a)	525,000
Employee benefits (b)	14,823

Total value	$1,589,823

(a)	Assumes a target annual cash incentive equal to 50% of Mr. Van Vliet’s base salary.
(b)	Represents the benefits to be paid to Mr. Van Vliet, including continued participation in plans providing medical, dental and vision insurance benefits, as applicable, over the next 18 months, assuming no increase in cost over the cost incurred for the 18 months ended March 31, 2009.

Ronald J. Kanterman

As described above under “—Employment Arrangements with Named Executive Officers,” Mr. Kanterman ceased serving as our Chief Financial Officer on September 2, 2009, and on December 14, 2009 we entered into a Separation Agreement and General Release and a Consulting and Confidentiality Agreement with Mr. Kanterman, each effective as of September 2, 2009. Such agreements supersede the employment agreement that was in effect during fiscal year 2009. Pursuant to the agreements, subject to his compliance with the provisions of the agreements, the execution by Mr. Kanterman of a general release of claims and the waiver by Mr. Kanterman of any rights to stock options held by him immediately prior to the separation date, Mr. Kanterman became entitled to (1) his annual base salary as of September 2, 2009 for a term of one year, payable in equal monthly installments, for agreeing to provide consulting services in the financial field, (2) an amount of $40,000, which represents the retention bonus Mr. Kanterman would have become entitled to had his employment continued, (3) an additional payment of $50,000 (including a gross-up payment such that after payment by Mr. Kanterman of all taxes imposed on the $50,000 and the gross-up payment, Mr. Kanterman would retain an amount equal to $50,000), and (4) continued health (including medical, vision and dental), life and disability insurance for himself and his family over a 12-month period.

The value of these benefits is approximately $435,040, calculated as follows:

Annual base salary (a)	$330,000
Retention bonus	40,000
Additional payment	50,000
Employee benefits (b)	15,040

Total value	$435,040

(a)	Represents consulting payments to Mr. Kanterman.
(b)	Represents continued health (including medical, vision and dental), life and disability insurance for Mr. Kanterman and his family over the next 12 months, assuming no increase in cost over the cost incurred for the 12 months ended March 31, 2009.

Michael S. Anderson

As described above under “—Employment Arrangements with Named Executive Officers,” on April 22, 2010, Mr. Anderson resigned as President and Chief Executive Officer of ETHEX. The resignation became effective on April 30, 2010. In connection with his resignation, we, ETHEX and Mr. Anderson entered into the Resignation Agreement.

Under the terms of the Resignation Agreement, subject to his compliance with the provision of the Resignation Agreement, Mr. Anderson became entitled to the following for agreeing to provide consulting and advisory services: (1) his annual base salary as of April 30, 2010 for a period of twelve months, payable in equal monthly installments and (2) continued medical, disability and life insurance coverage and any other coverages of the same or similar types, and in the same or similar amounts, as were provided to Mr. Anderson as of April 30, 2010, over a 12-month period.

The value of these benefits is approximately $415,402, calculated as follows:

Annual base salary (a)	$400,000
Employee benefits (b)	15,402

Total value	$415,402

(a)	Represents payments to Mr. Anderson for providing consulting and advisory services to us.
(b)	Represents the benefits to be paid to Mr. Anderson, including group term life insurance and medical benefits, over the next 12 months assuming no increase in cost over the cost incurred for the 12 months ended March 31, 2009.

Gregory J. Divis, Jr.

As described above under “—Employment Arrangements with Named Executive Officers,” on November 19, 2009, we entered into a new employment agreement with Mr. Divis that supersedes the employment agreement that was in effect during fiscal year 2009. Assuming that the employment agreement entered into with Mr. Divis on November 19, 2009 was in effect on March 31, 2009, Mr. Divis would have been entitled to benefits if his employment had been terminated by us without cause or by him following the relocation of his principal place of employment by more than 75 miles, including if such termination occurred following a change of control of our company, subject to his compliance with the provisions of the agreement and the execution by Mr. Divis of a general release of claims. In either case, Mr. Divis would have been entitled to (1) continued benefits over an 18-month period and (2) severance pay equal to the sum of (x) Mr. Divis’ then current base salary plus (y) Mr. Divis’ target annual cash incentive, which target annual cash incentive, if none had been adopted for the applicable year, would have been equal to 25 percent of Mr. Divis’ then-current base salary. Such severance pay would have been paid over a period of 12 months in equal bi-weekly installments, less deductions as required by law, or in a lump sum, less deductions as required by law, if the termination had occurred within 12 months of a change of control.

Assuming that Mr. Divis’ employment had been terminated as of March 31, 2009 by us without cause or by him following a relocation of his principal place of employment by more than 75 miles, regardless whether following a change of control of our company, the value of these benefits would have been approximately $441,142, calculated as follows:

Annual base salary	$335,000
Target annual cash incentive (a)	83,750
Employee benefits (b)	22,392

Total value	$441,142

(a)	Assumes a target annual cash incentive of 25% of Mr. Divis’ base salary.
(b)	Represents the benefits to be paid to Mr. Divis, including continued participation in plans providing medical, dental and vision insurance benefits, as applicable, over the next 18 months, assuming no increase in cost over the cost incurred for the 18 months ended March 31, 2009.

Richard H. Chibnall

As described above under “—Employment Arrangements with Named Executive Officers,” Mr. Chibnall ceased serving as our Vice President, Finance and Chief Accounting Officer on February 19, 2010. In connection with the termination of his employment by us not for cause, Mr. Chibnall will receive one-half of his annual base salary, reduced by usual withholdings, payable in six equal monthly installments. Mr. Chibnall will also receive, at our expense, continued medical, disability, life insurance and other insurance coverage for six months or until Mr. Chibnall obtains other full-time, non-temporary employment which provides comparable coverage. In addition, all stock options held by Mr. Chibnall became fully vested on the day of termination and remain exercisable for six months thereafter or until Mr. Chibnall obtains other full-time, non-temporary employment, if earlier. Further, under the terms of the Release described above under “—Employment Arrangements with Named Executive Officers,” Mr. Chibnall will receive a payment in the amount of one-twelfth of his annual base salary. The value of these benefits is approximately $152,091, calculated as follows:

One-half annual base salary	$126,126
One-twelfth annual base salary	21,021
Acceleration of stock options (a)	—
Employee benefits (b)	4,944

Total value	$152,091

(a)	Represents the aggregate value of the acceleration of unvested stock options based on the difference between the closing price of our Class A Common Stock on February 19, 2010 of $3.03 and the exercise price of the option. The value set forth above is zero because all of Mr. Chibnall’s unvested stock options have exercise prices greater than $3.03.
(b)	Represents the benefits to be paid to Mr. Chibnall, including continued medical, disability, life insurance and other insurance coverage, as applicable, over the next 6 months, assuming no increase in cost over the cost incurred for the 18 months ended March 31, 2009.

Gregory S. Bentley

Under the terms of his employment agreement, Mr. Bentley was entitled to benefits after his employment was terminated by us without cause. During the 120 day notice period following his termination without cause on January 16, 2009, Mr. Bentley received his regular compensation. Pursuant to the employment agreement, such payments would have been reduced by any compensation Mr. Bentley would have received from other full-time employment during the notice period. We exercised our option pursuant to the employment agreement to direct Mr. Bentley not to perform any work for us or our affiliates during the notice period.

Base salary for 120 days	$114,475

Total value	$114,475

Pension Benefits

Name	Plan Name	Present Value of Accumulated Benefit	Payments During Last Fiscal Year ($)
Marc S. Hermelin	K-V Pharmaceutical Company Non-Qualified Retirement Plan	$—	$—

Under the terms of his employment agreement, Mr. M. Hermelin would have been entitled to receive retirement compensation paid in the form of a single life annuity equal to 30% of his final average compensation, payable each year at the beginning of retirement and continuing for the longer of ten years or life. Final average compensation would have been based on the highest compensation (including bonuses) earned during the three consecutive years of the five-year period ending immediately prior to the retirement date. Since the employment agreement was terminated as discussed above, the present value of the accumulated benefit is zero. Mr. M. Hermelin has informed us, however, that he believes he effectively retired from his employment with us prior to the termination of his employment agreement on December 5, 2008 by the Board of Directors.

In addition, the employment agreement would have entitled Mr. M. Hermelin to consulting compensation for up to 300 hours annually and additional compensation in consideration for complying with certain restrictive covenants, each equal to 15% of final average compensation payable in the form of a single life annuity for the longer of ten years or life.

Retirement expense is recognized under the requirements of APB 12. Under APB 12, to the extent the terms of the contract attribute all or a portion of the expected future benefits to a period of service greater than one year, the cost of those benefits are accrued over that period of the employee’s service in a systematic and rational manner. The method used for this calculation allocates expense to each year as the difference between the present value of accrued benefits (based upon updated compensation and discount rates) at the end of the fiscal year and the beginning of the fiscal year. The present value of the accumulated benefit was unfunded at the time of Mr. M. Hermelin’s termination.

There are no defined benefit arrangements for the other named executive officers.

COMPENSATION COMMITTEE REPORT

In fulfilling its oversight responsibilities with respect to the Compensation Discussion and Analysis included in this proxy statement, the Compensation Committee, among other things, has:

•	reviewed and discussed the Compensation Discussion and Analysis with management; and

•	based on such review, the Compensation Committee recommended to the Board of Directors that such Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

The Compensation Committee of the Board of

Directors of K-V Pharmaceutical Company

Jonathon E. Killmer, Chairman

Norman D. Schellenger, Member

The information contained in the Compensation Committee Report in this proxy statement is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C under the Exchange Act or to the liabilities of Section 18 of the Exchange Act, and will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent we specifically incorporate it by reference into such a filing.

PROPOSAL 2—RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected KPMG LLP as our independent registered public accounting firm to audit the consolidated financial statements of our company for the current fiscal year ending March 31, 2011.

A proposal will be presented at the 2009 Annual Meeting to ratify the selection of KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending March 31, 2011. One or more of the representatives of that firm are expected to be present at the 2009 Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so. Neither our By-Laws, as amended, nor our other governing documents or law require stockholder ratification of the selection of KPMG LLP to serve as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of our company and its stockholders.

The Audit Committee and our company have policies in place to ensure that its independent registered public accounting firm is only engaged to provide other permitted services when it is believed that such firm is the most qualified service provider, and the services do not conflict with the role of our independent registered public accounting firm as our independent registered public accounting firm. We do not at this time intend to engage our independent registered public accounting firm for fiscal year 2011 for any services that are not audit or tax related. The Audit Committee and our company also have policies in place covering rotation of key audit personnel and a prohibition on hiring personnel who have been engaged on our audit.

The affirmative vote of a majority of the aggregate voting power of the shares of Class A Common Stock and Class B Common Stock, voting together as a single class, present in person or represented by proxy at the 2009 Annual Meeting and entitled to vote on the matter will be required to ratify the selection of KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending March 31, 2011.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF

THE SELECTION OF KPMG LLP TO SERVE AS OUR INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM.

AUDIT FEES

The following table sets forth the amount of audit fees, audit-related fees, tax fees and all other fees billed or expected to be billed by KPMG LLP, our current independent registered public accounting firm, during the fiscal years ended March 31, 2009 and March 31, 2008, respectively:

	March 31, 2009	March 31, 2008
Audit Fees (1)	$3,500,000	$1,000,000
Total Fees	$3,500,000	$1,000,000

(1)	Includes fees for professional services rendered in connection with the audit of our consolidated financial statements and internal control over financial reporting and the review of consolidated financial statements included in our quarterly reports for the related annual period.

Includes approximately $840,000 for special investigation services rendered during the fiscal year ended March 31, 2009.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services provided to us by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to a particular year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to the Chairman of the Audit Committee authority to approve permitted services provided that the Chairman reports any decisions to the Audit Committee at its next scheduled meeting.

The Audit Committee approved all audit and non-audit services provided by the independent registered public accounting firm for the fiscal year ended March 31, 2009. The Audit Committee, after review and discussion with KPMG LLP of our pre-approval policies and procedures, determined that the provision of these services in accordance with such policies and procedures was compatible with maintaining KPMG LLP’s independence.

AUDIT COMMITTEE REPORT

In fulfilling its oversight responsibilities with respect to the consolidated financial statements for the fiscal year ended March 31, 2009, the Audit Committee, among other things, has:

(a)	reviewed and discussed with management our company’s consolidated audited financial statements as of and for the fiscal year ended March 31, 2009, including a discussion of the quality and acceptability of our financial reporting and internal controls;

(b)	discussed with our independent registered public accounting firm who is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with generally accepted accounting principles, its judgment as to the quality, not just the acceptability, of the accounting principles utilized, the reasonableness of significant accounting judgments and estimates and such other matters as are required to be discussed with the Audit Committee under professional standards, including Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended;

(c)	received and reviewed the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence and has discussed with the independent registered public accounting firm such firm’s independence; and

(d)	discussed with our internal auditor and independent registered public accounting firm the overall scope and plans for their respective audits.

The Audit Committee met with our internal auditor and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in our company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009.

Respectfully submitted, The Audit Committee of the Board of Directors of K-V Pharmaceutical Company Kevin S. Carlie, Chairman Jonathon E. Killmer, Member Terry B. Hatfield, Member

The information contained in the Audit Committee Report in this proxy statement is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C under the Exchange Act or to the liabilities of Section 18 of the Exchange Act, and will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent we specifically incorporate it by reference into such a filing.

ANNUAL REPORT

Our 2009 Form 10-K accompanies this notice of annual meeting and proxy statement.

FUTURE PROPOSALS OF SECURITY HOLDERS

Stockholders who intend to submit a proposal at the next Annual Meeting of Stockholders and desire that such proposal be included in the proxy materials for such meeting must follow the procedures prescribed under the SEC proxy rules and regulations (including Rule 14a-8 under the Exchange Act) for such proposal to be eligible for inclusion in the proxy materials. We currently are not able to anticipate when we will hold the next Annual Meeting of Stockholders; however, it is likely that the date of the next Annual Meeting of Stockholders will be a change of more than 30 days from the anniversary of the 2009 Annual Meeting. Therefore, we are not able to provide in this proxy statement information regarding the deadline for submitting a stockholder proposal for inclusion in the proxy materials for the next Annual Meeting of Stockholders. Once we determine the date of the next Annual Meeting of Stockholders, we plan to set and announce the deadline for the receipt of stockholder proposals pursuant to Rule 14a-8.

Upon receipt of any stockholder proposal, we will determine whether or not to include such proposal in the proxy materials in accordance with the SEC proxy rules and regulations. Nothing in this paragraph shall be deemed to require us to include in our proxy materials relating to the next Annual Meeting any stockholder proposal which may be omitted from our proxy materials under applicable SEC proxy rules and regulations.

All proposals should be addressed to the Secretary at One Corporate Woods Drive, Bridgeton, Missouri 63044.

COMMUNICATION WITH THE BOARD OF DIRECTORS

A stockholder or interested party who wishes to communicate with the Board of Directors, specific individual directors or the non-management directors as a group may do so by directing a written request addressed to such director(s) in care of our Secretary at One Corporate Woods Drive, Bridgeton, Missouri 63044 (or via e-mail through our Internet website at http://www.kvpharmaceutical.com). Such communication will be forwarded to the intended director, group of directors or the entire Board of Directors, as the case may be, with the Secretary having the authority to discard inappropriate communications.

HOUSEHOLDING OF MATERIALS

In some instances, only one copy of this proxy statement is being delivered to multiple stockholders sharing an address, unless we have received instructions from one or more of the stockholders to continue to deliver multiple copies. We will deliver promptly upon oral or written request a separate copy of this proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered. If you wish to (1) receive a separate copy of this proxy statement, (2) receive separate copies of the proxy statement in the future, or (3) receive only a single copy of the proxy statement in future, you may call us at (314) 645-6600 or send a written request to the Secretary at One Corporate Woods Drive, Bridgeton, Missouri 63044.

OTHER BUSINESS

The Board of Directors knows of no business to be brought before the 2009 Annual Meeting other than as set forth above. If other matters properly come before the 2009 Annual Meeting, it is the intention of the persons named as proxyholders in the solicited proxy to vote the shares represented thereby in accordance with the discretion of such persons.

A copy of our 2009 Form 10-K, as filed with the SEC (including related financial statements and schedules), is available to stockholders, without charge, upon written request to the Secretary, K-V Pharmaceutical Company, One Corporate Woods Drive, Bridgeton, Missouri 63044. Stockholders may also access the Form 10-K and our other filings with the SEC through our Internet website (http://www.kvpharmaceutical.com).

By Order of the Board of Directors

Janice C. Forsyth

Secretary

Bridgeton, Missouri

May 7, 2010

K-V Pharmaceutical Company

[Recipient Address]

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Admission Ticket

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by

1:00 a.m., Central Time, on June 10, 2010.

Vote by Internet

Log on to the Internet and go to

www.investorvote.com

Follow the steps outlined on the secured website.

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA,

US territories & Canada any time on a touch tone

telephone. There is NO CHARGE to you for the call.

Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND

RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors*:

For Withhold For Withhold For Withhold

01 Jean M. Bellin 02 Kevin S. Carlie 03 Terry B. Hatfield

04 David S. Hermelin 05 Jonathon E. Killmer 06 John Sampson

07 Norman D. Schellenger

For Against Abstain

*Each to hold office until the next Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified.

2. Ratification of the selection of KPMG LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2011.

B Non-Voting Items

Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance

Mark the box to the right

if you plan to attend the

2009 Annual Meeting.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

2009 Annual Meeting Admission Ticket

2009 Annual Meeting of

K-V Pharmaceutical Company Stockholders

Thursday, June 10, 2010, at 9:00 A.M., Central Daylight Savings Time

Renaissance St. Louis Airport Hotel

9801 Natural Bridge Road, St. Louis, Missouri 63134

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND

RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

K-V Pharmaceutical Company

Proxy — K-V Pharmaceutical Company — Class [A/B] Common Stockholder

2009 Annual Meeting of Stockholders

Renaissance St. Louis Airport Hotel

9801 Natural Bridge Road, St. Louis, Missouri 63134

Proxy Solicited by Board of Directors for Annual Meeting — June 10, 2010

Janice C. Forsyth and Stephen A. Stamp, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the 2009 Annual Meeting of Stockholders of K-V Pharmaceutical Company to be held on June 10, 2010 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted in the manner directed on the reverse side hereof. If no such directions are indicated, the Proxies will have authority to vote FOR the election of Jean M. Bellin, Kevin S. Carlie, Terry B. Hatfield, David S. Hermelin, Jonathon E. Killmer, John Sampson and Norman D. Schellenger as the directors of the Company to hold office until the next Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified, and FOR the ratification of the selection of KPMG LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2011.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

(Items to be voted appear on reverse side.)